Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 50066UAF6

Revolver CUSIP Number: 50066UAG4

Term Loan CUSIP Number: 50066UAH2

$1,450,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 18, 2026,

by and among

KORN FERRY,

as the Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and an Issuing Lender,

BANK OF AMERICA, N.A.,

PNC BANK, NATIONAL ASSOCIATION,

HSBC BANK USA, NATIONAL ASSOCIATION

and

CITY NATIONAL BANK,

as Co-Syndication Agents

and

BMO BANK, N.A.,

as Documentation Agent

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC,

HSBC BANK USA, NATIONAL ASSOCIATION,

CITY NATIONAL BANK,

and

BMO BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES

Schedule 1.1	-	Existing Letters of Credit
Schedule 2.1	-	Commitments and Commitment Percentages
Schedule 2.1C	-	L/C Commitments
Schedule 6.2	-	Subsidiaries and Capitalization
Schedule 6.5	-	Tax Matters
Schedule 6.7	-	Environmental Matters
Schedule 6.16	-	Real Property
Schedule 6.17	-	Litigation
Schedule 7.16	-	Post-Closing Obligations
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.6	-	Transactions with Affiliates
Schedule 8.12	-	Tax Preferred Subsidiaries

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 18, 2026 by and among KORN FERRY, a Delaware corporation, as the Borrower, the LENDERS from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and an Issuing Lender and the other Issuing Lenders party hereto.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Material Subsidiaries (or any Subsidiary that after giving effect to such transaction would be a Material Subsidiary) (a) acquires all or substantially all of the assets of any Person, or a division or business unit thereof or location where such Person does business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 11.1(e).

“Aggregate Revolving Credit Commitment” means the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The Aggregate Revolving Credit Commitment on the Closing Date shall be $850,000,000.

“Agreement” means this Credit Agreement.

“Alternative Currency” means (a) the euro, (b) Pounds Sterling and (c) with the prior written consent of the Administrative Agent and the applicable Issuing Lender, such consents not to be unreasonably withheld or delayed, any other lawful currency (other than Dollars); provided, that, in each case of clauses (a) through (c) above, such currency is an Eligible Currency.

“Alternative Currency Equivalent” means, subject to Section 1.11, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its reasonable discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency and “Alternative Currency Letters of Credit” means the collective reference to all Letters of Credit denominated in an Alternative Currency.

“Alexander Mann” means Auxey Holdco Limited, a private limited company incorporated under the laws of Jersey.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 as amended, and the rules and regulations thereunder, and the U.K. Bribery Act 2010 as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, or any of its Subsidiaries or Affiliates, related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Net Leverage Ratio:

Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Term SOFR Loans	Base Rate Loans
I	Less than 1.00 to 1.00	0.175%	1.125%	0.125%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	0.200%	1.250%	0.250%
III	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	0.250%	1.500%	0.500%
IV	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	0.275%	1.750%	0.750%
V	Greater than or equal to 4.00 to 1.00	0.300%	2.000%	1.000%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 7.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided, that: (a) the Applicable Margin shall be based on Pricing Level I until the Calculation Date applicable to the first fiscal quarter ended after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 7.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 9.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Wells Fargo Securities, LLC, BofA Securities, Inc., PNC Capital Markets LLC, HSBC Bank USA, National Association, City National Bank and BMO Bank, N.A., each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached hereto as Exhibit G or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Guarantee” means a bank guarantee issued by a Lender or one of its Affiliates or branches or a correspondent bank on its behalf, for the account of the Borrower or any Subsidiary, to support obligations of such Person incurred in the ordinary course of such Person’s business.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the Prime Rate, and (c) Term SOFR plus 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.8, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(d)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, which may be a positive or negative value or zero, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(d)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(d)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for the purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Korn Ferry, a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 7.2.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina or Los Angeles, California are closed.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease Obligations” of any Person means, subject to Section 1.3(c), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, but excluding any obligations with respect to Operating Leases.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Notwithstanding anything in the foregoing, in no event shall “Cash Collateral” include Excluded Assets.

“Cash Equivalents” means, when used in connection with any Person, that Person’s:

(a) Investments in Government Securities due within one year after the date of the making of the investment;

(b) Investments in readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given, on the date of such investment, a credit rating of at least Aa by Moody’s or AA by S&P, in each case due within one year after the date of the making of the investment;

(c) Investments in certificates of deposit issued by, bank deposits in, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, the Administrative Agent or any bank incorporated under the Applicable Laws of the United States, any State thereof or the District of Columbia and having, on the date of such investment, combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the investment;

(d) Investments in certificates of deposit issued by, bank deposits in, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of a bank incorporated under the Applicable Laws of any jurisdiction outside the United States having on the date of such investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the investment;

(e) Investments in readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Applicable Laws of the United States or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such investment a credit rating of at least P 1 by Moody’s or A 1 by S&P, in each case due within one year after the date of the making of the investment;

(f) Investments in a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (e) hereof and given on the date of such investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(g) solely with respect to any Foreign Subsidiary, Investments equivalent to those referred to in clauses (a) through (f) of this definition, denominated in the foreign currency that is the local currency where such Foreign Subsidiary is organized or has its principal place of business which are comparable in tenor and credit quality to those referred to in clauses (a) through (f) above and customarily used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary in such jurisdiction.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Cash Secured Credit Facility” means any credit facility incurred by one or more Foreign Subsidiaries, the principal repayment of which is fully supported by fully cash-collateralized letters of credit or Bank Guarantees issued by a Person other than the Borrower or its Subsidiaries for the account of (a) one or more other Foreign Subsidiaries or (b) the Borrower.

“CFC Debt” has the meaning assigned thereto in the definition of “Tax Preferred Subsidiary”.

“Change in Control” means an event or series of events by which (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower, (b) except to the extent otherwise permitted pursuant to the terms of this Agreement (including, without limitation, Section 8.4), the Borrower shall cease to own and control, directly or indirectly, (i) with respect to any Material Subsidiary in existence on the Closing Date, all of the Equity Interests in such Material Subsidiary owned and controlled, directly or indirectly, by the Borrower on the Closing Date, or (ii) with respect to any Material Subsidiary acquired or formed after the Closing Date, all of the Equity Interests in such Material Subsidiary owned and controlled, directly or indirectly, by the Borrower on the date of such acquisition or formation or (c) there shall have occurred under any indenture or other instrument evidencing any other Indebtedness or Equity Interests in excess of $50,000,000, any “change in control” or similar provision (as set forth in such indenture, agreement or other evidence of such Indebtedness or Equity Interest) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests prior to the scheduled maturity provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued; provided further, that, the increased costs associated with a Change in Law based on the foregoing clauses (i) and (ii) may only be imposed to the extent the applicable Lender or other Recipient generally imposes the same charges on other similarly situated borrowers that are similarly affected by the circumstances giving rise to such increased costs under credit facilities comparable to the Credit Facility pursuant to provisions similar to Section 4.10 and only to the extent that the Administrative Agent, such Lender or such Recipient reasonably deems that it is afforded the legal right under such other credit facilities to impose such increased costs (it being acknowledged and agreed that nothing in this proviso shall require the Administrative Agent, any Lender or any other Recipient to disclose any information related to similarly situated customers, comparable provisions of similar agreements or otherwise that the Administrative Agent, such Lender or such Recipient (as applicable), in its sole discretion, deems proprietary, privileged or confidential, and the Administrative Agent’s, the applicable Lender’s or the applicable Recipient’s (as the case may be) failure to provide such information shall not preclude it from asserting that such other customer is, or is not, similarly situated under a similar agreement to the Borrower).

“Closing Date” means August 18, 2026.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents. For the avoidance of doubt, Collateral shall in no event include any Excluded Assets.

“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any other Loan Document, and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, with respect to any fiscal period of the Borrower and its Subsidiaries, the total of (determined on a Consolidated basis and without duplication) the following:

(a) (i) net profit (before tax and equity in earnings of non-Consolidated Subsidiaries) for such period and (ii) the amount of dividends or other distributions paid in cash to the Borrower or one of its Consolidated Subsidiaries during such period by a non-Consolidated Subsidiary of the Borrower, minus

(b) to the extent included in the computation of net profit under clause (a)(i) for such period, the amount of any non-recurring gains (excluding, however, cash non-recurring gains relating to previously expensed items that do not exceed in the aggregate the greater of (i) $15,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA, determined net of any non-recurring gains of the type described in this parenthetical, for the trailing twelve-month period ending on the last day of such period), plus

(c) the sum of the following, to the extent deducted in the computation of net profit under clause (a)(i) above for such period: (i) Consolidated Interest Expense, plus (ii) depreciation expense and amortization expense, plus (iii) non-cash capital stock-based compensation to officers and employees (including in connection with the vesting of stock options in the Borrower), plus (iv) non-cash charges (but excluding any such non-cash charges to the extent (A) such non-cash charges represent an accrual of, or a reserve for, a future cash payment, or (B) there were cash payments with respect to such non-cash charges in a prior period), plus (v) non-cash charges related to fair value adjustments or minus non-cash gains related to fair value adjustments, plus (vi) any non-recurring expenses (including, without limitation, any restructuring charges) of the Borrower and its Subsidiaries, in an aggregate amount in any four consecutive fiscal quarter period that, when taken together with amounts included in Consolidated Adjusted EBITDA pursuant to clause (d) below during such four quarter period, shall not exceed the greater of (A) $150,000,000 and (B) 25.0% of Consolidated Adjusted EBITDA determined for the applicable period prior to giving effect to amounts added back pursuant to this clause (c)(vi) and amounts included pursuant to clause (d) below, plus (vii) non-cash charges related to previously capitalized debt acquisition costs, plus (viii) non-cash charges representing amortization expense of prepaid cash compensation paid to employees in such period or any prior period.

plus

(d) the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken prior to the end of such fiscal period, or with respect to any net cost savings, synergies and/or operating expense reductions arising solely as a result of a Permitted Acquisition which are expected to be taken within 6 months of the closing such Acquisition (in each case calculated on a pro forma basis as though such net cost savings, synergies and/or operating expense reductions had been realized on the first day of such fiscal period as if such net cost savings, synergies and operating expense reductions were realized during the entirety of such fiscal period), in each case net of the amount of actual benefits realized during such fiscal period from such actions; provided, that: (i) such net cost savings, synergies and operating expense reductions (x) are reasonably identifiable, factually supportable and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries, (y) have been determined by the Borrower in good faith to be reasonably anticipated to be realized within 18 months following the taking of the applicable actions giving rise thereto and (z) are set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) the aggregate amount of net cost savings, synergies and operating expense reductions included in Consolidated Adjusted EBITDA pursuant to this clause (d) in any four consecutive fiscal quarter period, when taken together with any expenses added back pursuant to clause (c)(vi) above during such period, shall not exceed the greater of (A) $150,000,000 and (B) 25.0% of Consolidated Adjusted EBITDA determined for the applicable period prior to giving effect to amounts included pursuant to this clause (d) and amounts added back pursuant to clause (c)(vi) above.

For purposes of this Agreement, Consolidated Adjusted EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) all obligations for borrowed money, plus (b) all obligations with respect to the principal component of Capital Lease Obligations, plus (c) all obligations with respect to Disqualified Equity Interests plus (d) all Guarantee obligations in respect of items described in the preceding clauses (a) through (c), plus (e) all unreimbursed drawings under outstanding letters of credit.

“Consolidated Interest Expense” means, for any period, interest expense of the Borrower and its Subsidiaries as determined on a Consolidated basis, without duplication, in accordance with GAAP, for such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated Funded Indebtedness (excluding Cash Secured Credit Facilities permitted pursuant to Section 8.1(b)) on such date minus (ii) up to $450,000,000 of Unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries then on hand (excluding the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) (provided, that, notwithstanding the reference to “Domestic Subsidiaries” set forth in this clause (ii), it is understood and agreed that up to $100,000,000 of the amount referenced in this clause (ii) may be comprised of Unrestricted cash and Cash Equivalents of Foreign Subsidiaries) to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated Funded Indebtedness (excluding Cash Secured Credit Facilities permitted pursuant to Section 8.1(b)) on such date that is secured by any Lien on any Property of the Borrower or any of its Subsidiaries, minus (ii) up to $450,000,000 of Unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries then on hand (excluding the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) (provided, that, notwithstanding the reference to “Domestic Subsidiaries” set forth in this clause (ii), it is understood and agreed that up to $100,000,000 of the amount referenced in this clause (ii) may be comprised of Unrestricted cash and Cash Equivalents of Foreign Subsidiaries), to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at the time such control agreement is executed.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned thereto in Section 11.24.

“Credit Facility” means, collectively, the Term Facility, the Revolving Credit Facility, the Swingline Facility and the L/C Facility and, if applicable, any Incremental Term Loans.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disposition” has the meaning assigned thereto in Section 8.4(d).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such officer’s or employee’s termination, death or disability.

“Disqualifying Event” has the meaning assigned thereto in the definition of “Eligible Currency”.

“Dollar Equivalent” means, subject to Section 1.11, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its reasonable discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Copy” has the meaning assigned thereto in Section 11.16(b).

“Electronic Record” has the meaning assigned to that term in 15 U.S.C. § 7006.

“Electronic Signature” has the meaning assigned to that term in 15 U.S.C. § 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the applicable Issuing Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the applicable Issuing Lenders of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent and the applicable Issuing Lenders, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the applicable Issuing Lenders or (d) no longer a currency in which the applicable Issuing Lenders are willing to issue such Letters of Credit (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the applicable Issuing Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s).

“Engagement Letter” means the separate engagement letter, dated as of July 16, 2026, among the Borrower, Wells Fargo Securities, LLC and Wells Fargo.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any toxic or hazardous waste or substance or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of any toxic or hazardous waste or substance.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 10.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.11(d).

“ESG” has the meaning assigned thereto in Section 4.16(a).

“ESG Amendment” has the meaning assigned thereto in Section 4.16(a).

“ESG Applicable Margin Adjustments” has the meaning assigned thereto in Section 4.16(a).

“ESG Pricing Provisions” has the meaning assigned thereto in Section 4.16(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” means any of the events specified in Section 9.1; provided, that, any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Evergreen Letter of Credit” means a Letter of Credit that is subject to automatic renewal for one year periods pursuant to the terms of the applicable Letter of Credit Application and Section 3.11.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Asset” has the meaning assigned thereto in the Security Agreement. For the avoidance of doubt, “Excluded Assets” shall include, in addition to such assets as are expressly excluded from the collateral pursuant to the Security Agreement, any CFC Debt.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g), (d) any United States federal withholding Taxes imposed under FATCA and (e) penalties and interest in respect of the foregoing.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 1, 2025 (as amended prior to the Closing Date) by and among the Borrower, the lenders party thereto and Wells Fargo, as the administrative agent for the lenders thereunder.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1.

“Existing Senior Unsecured Note Documents” means that certain indenture, dated as of December 16, 2019, by and between the Borrower and Wells Fargo Bank, N.A., as trustee, and all other certificates, agreements, documents and instruments executed and delivered in connection therewith.

“Existing Senior Unsecured Notes” means those certain senior unsecured notes due 2027 issued by the Borrower pursuant to the Existing Senior Unsecured Note Documents.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding and (v) if applicable, the aggregate principal amount of the Incremental Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit or any Swingline Loan by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on April 30.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of a country (or political subdivision thereof) other than the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided, however, that, the term “Guarantee” shall not include any liability by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or any customary and reasonable indemnity obligations in effect on the Closing Date or otherwise entered into in the ordinary course of business, including in connection with any Acquisition or Disposition or the incurrence of Indebtedness or the issuance of Equity Interests, in any case to the extent the subject transaction is otherwise permitted hereby.

“Guaranty Agreement” means the unconditional guaranty agreement dated as of July 1, 2025 executed by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, as supplemented from time to time (including by execution of the Reaffirmation Agreement).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means a Subsidiary of the Borrower that is not a Material Subsidiary.

“Increased Amount Date” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Facilities Limit” means the sum of, as of any date of determination, (a) the total of (i) the greater of (A) $600,000,000 and (B) an amount equal to 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b), minus (ii) the aggregate initial principal amount (without duplication) of all Incremental Loan Commitments and Incremental Loans, incurred on or after the Closing Date, in reliance on clause (a)(i) of this definition prior to such date of determination plus (b) an unlimited amount, so long as after giving effect to the incurrence of such Incremental Loan Commitments and/or Incremental Loans (without duplication, but assuming for such purpose that the full amount of any such Incremental Loan Commitments are fully drawn), the Consolidated Secured Net Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b), is equal to or less than 3.25 to 1.00 on a Pro Forma Basis.

“Incremental Lender” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Revolving Credit Loan” has the meaning assigned thereto in Section 4.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 4.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 4.13(a)(i).

“Indebtedness”, as applied to any Person, means without duplication (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Lease Obligations or are Synthetic Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) obligations under conditional sale or other title retention agreements relating to property acquired by such Person and obligations of such Person in respect of the deferred purchase price of property or services (other than current accounts payable and accrued liabilities incurred in the ordinary course of such Person’s business); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of letters of credit or bankers acceptances; (g) any advances under any factoring arrangement; (h) any net obligations of such Person under Hedge Agreements; (i) all obligations of any partnership or joint venture of which such Person is a member, if such Person is legally liable for such obligations; (j) all obligations of any such Person in respect of Disqualified Equity Interests; and (k) all Guarantees of any such Person with respect to any of the foregoing. For the avoidance of doubt, the obligation of any Person to pay an “earn-out” or similar contingent consideration obligation in respect of an acquisition (whether of Equity Interests or assets) shall not constitute “Indebtedness” until the date that is sixty (60) days after such obligation has been deemed (and treated as) a non-contingent liability in accordance with GAAP (including, without limitation, in the event such earn-out or similar obligation becomes the subject of an interest-bearing note or similar instrument). In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 11.3(b).

“Information” has the meaning assigned thereto in Section 11.10.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1) or three (3) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided, that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that, if any Interest Period with respect to a Term SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period with respect to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Maturity Date; and

(e) there shall be no more than five (5) Interest Periods in effect at any time.

(f) no tenor that has been removed from this definition pursuant to Section 4.8(d)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act (49 U.S.C. App. § 1 et. seq.).

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of any Equity Interests of any Person, any other Acquisition or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation interest in any other Person, including any partnership and joint venture interests of such Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a)(i) Wells Fargo (through itself or through one of its designated Affiliates or branch offices) in its capacity as issuer of any Letters of Credit hereunder, (ii) Bank of America, N.A. (through itself or through one of its designated Affiliates or branch offices) in its capacity as issuer of any Letters of Credit hereunder, (iii) HSBC Bank USA, N.A. (through itself or through one of its designated Affiliates or branch offices) in its capacity as issuer of any Letters of Credit hereunder and (iv) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in its capacity as issuer of Letters of Credit hereunder; provided, that, (x) the total number of Issuing Lenders under this clause (a) shall not exceed four (4) and (y) no more than two (2) Issuing Lenders in addition to Wells Fargo shall be permitted to issue Letters of Credit in Alternative Currencies and (b) solely with respect to the Existing Letters of Credit, Wells Fargo Bank, National Association and Bank of America, N.A., in each case, in its capacity as issuer thereof, as identified on Schedule 1.1.

“KPIs” has the meaning assigned thereto in Section 4.16(a).

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to the amount set forth opposite the name of each such Issuing Lender on Schedule 2.1C (as such schedule may be updated from time to time after the Closing Date in connection with any Revolving Credit Lender becoming an Issuing Lender to reflect the L/C Commitment of such new Issuing Lender). Any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution) and, in connection therewith, Schedule 2.1C may be updated to reflect such updated amount; provided, that, the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Credit Commitment.

“LCA Election” has the meaning assigned thereto in Section 1.13.

“LCA Test Date” has the meaning assigned thereto in Section 1.13(c).

“Lender” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, pursuant to Section 4.13 or pursuant to other documentation executed in accordance with this Agreement, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 4.13.

“Lender Party” means each of each Lender, each Issuing Lender, and the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit. Letters of Credit may be issued in Dollars or any Alternative Currency.

“Leverage Ratio Increase” has the meaning assigned thereto in Section 8.11(b).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Limited Conditionality Acquisition” means any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Permitted Indebtedness, and (c) is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” means, as of any date of determination, an amount equal to the total of (a) the aggregate amount of Unrestricted and unencumbered (other than Liens securing the Secured Obligations) (i) cash and Cash Equivalents, and (ii) Marketable Securities (excluding any Marketable Securities that are then held in trust for settlement of the Borrower’s obligations under certain of its deferred compensation plans), in each case then held by the Borrower and its Subsidiaries, plus (b) the Aggregate Revolving Credit Commitment as of that date, minus (c) the aggregate outstanding Revolving Extensions of Credit as of that date.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Guaranty Agreement, the Engagement Letter, each ESG Amendment and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement, any Secured Cash Management Agreement and any Secured Permitted Letter of Credit Issuer Document).

“Loans” means the collective reference to the Term Loans, Revolving Credit Loans, the Swingline Loans and, if applicable, any Incremental Term Loans and “Loan” means any of such Loans.

“Marketable Securities” means, when used in connection with any Person, that Person’s Investments, excluding Investments in real estate, that are (a) traded on (i) a U.S. national securities exchange, (ii) on the comparable securities exchanges located in London, England, Paris, France, Hong Kong, People’s Republic of China, Tokyo, Japan and Frankfurt, Germany and (iii) any other comparable non-U.S. exchange approved by the Administrative Agent (in consultation with the Lenders), (b) reported through the National Association of Securities Dealers Automated Quotation National Market System or comparable non-U.S. established over-the-counter trading system approved by the Administrative Agent (in consultation with the Lenders), (c) traded on a U.S. commodities exchange or on a comparable non-U.S. commodities exchange approved by the Administrative Agent (in consultation with the Lenders), or (d) regularly traded on an over-the-counter basis and susceptible of obtaining bid offers and prices by contacting the trading desks of at least three nationally recognized securities or commodities trading companies, and in each case which are not (or after exercise of immediately exercisable registration rights of such Person would not be) subject to restrictions on transfer as a result of applicable contract provisions, the provisions of the Securities Act, (or regulations thereunder), or other Applicable Law.

“Material Acquisition” means any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $50,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the financial condition, operations, assets, business or properties of the Borrower and its Material Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Credit Parties to punctually pay or perform their obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means any contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Non-TP Subsidiary” means a Material Subsidiary of the Borrower that is not a Tax Preferred Subsidiary.

“Material Subsidiary” means (a) each Subsidiary identified as a “Material Subsidiary” on Schedule 6.2, (b) each Domestic Subsidiary of the Borrower (excluding Korn Ferry GP Ventures LLC, a Delaware limited liability company, Korn Ferry GP Ventures 2 LLC, a Delaware limited liability company, and, so long as it remains a licensed insurance broker, Korn Ferry SP LLC, a Florida limited liability company) and (c) any other Subsidiary of the Borrower that holds total assets (excluding intercompany Indebtedness owing from the Borrower or any of its Subsidiaries) with a book value of more than $50,000,000; provided, that: (i) any Subsidiary that, directly or indirectly, owns a majority of the Equity Interests of a Subsidiary that is a Material Subsidiary under clauses (a), (b) or (c) above shall be a Material Subsidiary for so long as it continues to own such Equity Interests, (ii) the Borrower may designate (in a writing delivered to the Administrative Agent) a Subsidiary as a Material Subsidiary notwithstanding that such Subsidiary would not otherwise constitute a Material Subsidiary, and (iii) other than with respect to a Subsidiary that is a Material Subsidiary solely as a result of a designation by the Borrower pursuant to clause (ii) of this proviso, once a Subsidiary becomes a Material Subsidiary (including on the Closing Date) it may not be reclassified or re-designated as an Immaterial Subsidiary.

“Maturity Date” means the earliest to occur of (a) August 18, 2031, (b) with respect to the Revolving Credit Facility, the date of termination of the Aggregate Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Commitments and acceleration of the Term Loans pursuant to Section 9.2(a).

“Maximum Permitted Secured Net Leverage Ratio” has the meaning assigned thereto in Section 8.11(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the sum of (i) the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Note” means a Revolving Credit Note, a Term Note or a Swingline Note, as the context may require.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP (subject to Section 1.3(c)), any lease of Property (whether real, personal or mixed) by such Person as lessee which is classified as and accounted for as an operating lease under GAAP.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” has the meaning assigned thereto in Section 11.9(d).

“Participant Register” has the meaning assigned thereto in Section 11.9(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 10.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means (x) the Specified Acquisition and (y) any Acquisition of a Person (each, an “Acquired Person”) or any Acquisition of assets, a division or business unit or a location (each such Acquisition being an Acquisition of “Acquired Assets”); provided, that, with respect to this clause (y), each of the following conditions is satisfied with respect to such Acquisition, which in the case of a Limited Conditionality Acquisition shall be subject to Section 1.13:

(a) such Acquired Person is engaged primarily in (or the Acquired Assets are useful in) the same or reasonably related line(s) of business as the Borrower and its Material Subsidiaries, taken as a whole;

(b) within the periods provided therein, the provisions of Section 7.12 and/or Section 7.15, as applicable, are satisfied with respect to such Acquired Person and/or such Acquired Assets, to the extent applicable;

(c) such Acquisition is not opposed by the board of directors or equivalent governing body of the Acquired Person;

(d) if the aggregate consideration paid or to be paid with respect to such Acquisition equals or exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent prior written notice of such Acquisition, which notice shall provide the Administrative Agent with a reasonably detailed description of the proposed Acquisition;

(e) at the time of such Acquisition, no Default or Event of Default shall exist and no Default or Event of Default would occur as a result thereof on a Pro Forma Basis immediately after giving effect to such Acquisition;

(f) the Acquisition shall have been consummated in compliance in all material respects with all Applicable Laws;

(g) no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and detail reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance on a Pro Forma Basis with the covenant contained in Section 8.11;

(h) the aggregate amount of consideration paid with respect to all Acquisitions made by Material Subsidiaries that are not Credit Parties or of Acquired Persons that do not become Credit Parties and Acquired Assets that are not owned by Credit Parties shall not exceed $200,000,000 in any Fiscal Year and $600,000,000 in the aggregate over the term of this Agreement; provided, that, with respect to any Acquisition involving both Acquired Persons that become Credit Parties and Acquired Persons that do not become Credit Parties (or Acquired Assets that are owned by Credit Parties and Acquired Assets that are not owned by Credit Parties), the purchase price of such Acquisition shall be allocated amongst such Acquired Persons (or Acquired Assets) in accordance with a third party valuation, if any, or otherwise as determined by the Borrower in good faith and, if requested by the Administrative Agent, with delivery to the Administrative Agent of reasonable supporting calculations; and

(i) if the aggregate consideration paid or to be paid with respect to such Acquisition equals or exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition.

“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Encumbrances” means:

(a) any Liens in existence on the Closing Date and described on Schedule 8.2, and any renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness permitted pursuant to Section 8.1(d)); provided, that, the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(b) Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(c) Liens for taxes, fees, assessments or other governmental charges or levies either not delinquent or being contested in good faith by appropriate proceedings and for which the Borrower maintains adequate reserves;

(d) purchase money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease Obligation or a Synthetic Lease) (i) on equipment and software acquired or held by the Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and software;

(e) leases or subleases and licenses or sublicenses granted in the ordinary course of business;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.1(j);

(g) Liens in favor of financial institutions arising in connection with the Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by, such institutions;

(h) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens incurred in the ordinary course of business for sums not overdue more than sixty (60) days;

(i) Liens (other than any Lien created by Section 4068 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits or pledges made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

(j) easements, rights-of-way, restrictions, covenants, conditions and other Liens incurred, licenses and sublicenses and other similar rights granted to others in the ordinary course of business and not, individually or in the aggregate, materially interfering with the ordinary conduct of the business of the applicable Person;

(k) Liens which are incidental to the conduct of the Borrower’s business or the ownership of its property and assets (including, without limitation, leases entered into in the ordinary course of business) and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the ordinary conduct of the business of the applicable Person;

(l) Liens securing Indebtedness incurred and used to finance insurance premiums; provided, that, the property encumbered thereby shall be limited to the proceeds of any such insurance policies;

(m) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(n) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(o) Liens arising from UCC financing statement filings regarding Operating Leases and consignments;

(p) Liens consisting of rights of set-off or bankers’ liens or amounts on deposit, including, without limitation, in respect of Cash Management Agreements and similar arrangements in the ordinary course of business, and Guarantees thereof;

(q) Liens on cash deposits (and the accounts containing solely such cash deposits) held by and in favor of other financial institutions arising from or in connection with letters of credit or guarantees issued by such other financial institutions on behalf of the Borrower and/or its Subsidiaries and permitted by (i) clause (j) of the definition of Permitted Indebtedness or (ii) Section 8.1(b) and Liens arising under Applicable Law in favor of the issuers of such letters of credit on the documentation presented under any such letters of credit;

(r) Liens on any Indebtedness of a Material Subsidiary permitted pursuant to clause (c) of the definition of Permitted Indebtedness, so long as such Liens (i) are in existence at time of the applicable Permitted Acquisition and not created in contemplation thereof and (ii) do not extend to assets not subject to such Liens at the time of Permitted Acquisition (other than improvements thereon, after acquired property and the proceeds thereof), including, without limitation, the assets of the Borrower or any other Subsidiary;

(s) other Liens securing obligations or liabilities in an aggregate amount at any time outstanding not to exceed the greater of (i) $150,000,000 and (ii) an amount equal to 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to the incurrence of such obligations or liabilities; and

(t) Liens securing Indebtedness permitted under clause (o) of the definition of Permitted Indebtedness; provided, that, such Liens do not at any time encumber any property other than the Subject Receivables sold (or intended to be sold) pursuant to a Disposition permitted by Section 8.4(d)(xiv).

“Permitted Indebtedness” means, without duplication:

(a) the Obligations;

(b) Indebtedness not to exceed in the aggregate in any Fiscal Year of the Borrower the greater of (A) $60,000,000 and (B) an amount equal to 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to the incurrence of such Indebtedness, in each case, that is secured by a Lien permitted pursuant to clause (d) of the definition of Permitted Encumbrances; provided, that, such Indebtedness does not exceed the cost of the equipment and related software financed with such Indebtedness;

(c) Indebtedness of a Material Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Borrower or a Material Subsidiary pursuant to a Permitted Acquisition), so long as such Indebtedness (i) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (ii) to the extent it is secured by a Lien, does not, when aggregated with all other secured Indebtedness acquired or assumed under this clause (c), at any time outstanding exceed the greater of (A) $60,000,000 and (B) an amount equal to 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to the acquisition of such Indebtedness and (iii) neither the Borrower nor any Subsidiary thereof (other than such Acquired Person) is an obligor with respect to such Indebtedness;

(d) Indebtedness owing under Cash Management Agreements incurred in the ordinary course of business;

(e) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(f) Indebtedness owing under Hedge Agreements entered into (i) in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in connection with an accelerated share repurchase that is not otherwise prohibited hereunder;

(g) Indebtedness constituting Investments in the form of intercompany loans and advances to the extent permitted by Section 8.3 and the definition of Permitted Investments; provided, that: (i) with respect to any such Indebtedness owing from a Credit Party to a Non-Guarantor Subsidiary such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) with respect to any such Indebtedness owing from a Non-Guarantor Subsidiary to a Credit Party, such Indebtedness shall, if evidenced by a note, be pledged and delivered to the Administrative Agent to the extent required by the Security Documents;

(h) Indebtedness of the Borrower owed to current and former directors, officers and employees pursuant to deferred compensation, severance and retirement plans and similar obligations, so long as such Indebtedness arises in the ordinary course of business;

(i) unsecured Indebtedness (including unsecured Subordinated Indebtedness) of the Borrower or any other Credit Party; provided, that: (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness; (ii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, (A) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 8.11 and (B) the Consolidated Net Leverage Ratio, on a Pro Forma Basis, shall be less than or equal to 5.25 to 1.00 (in the case of each of clauses (A) and (B), determined based on the financial information received for the fiscal quarter most recently ended prior to the date of incurrence of such Indebtedness for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, Section 7.1(a) or Section 7.1(b), as applicable, and assuming the funding in full of such Indebtedness and, if applicable, giving effect to Section 1.13); (iii) such Indebtedness does not mature, require any scheduled payment of principal, require any mandatory payment, redemption or repurchase prior to the date that is 91 days after the latest of the maturity dates of the Commitments and Loans in effect at the time of issuance or incurrence of such Indebtedness (other than a customary mandatory prepayment or mandatory offer to repurchase in connection with a change of control or asset sale that permits a required prepayment of the Loans (or any of them) or required reduction of the Commitments); provided, that, any Indebtedness that automatically converts to, or is exchangeable into, notes or other Indebtedness that satisfy the requirements of this clause (iii) shall be deemed to satisfy this condition so long as the Borrower or applicable Credit Party irrevocably agrees at the time of the issuance thereof to take all actions necessary to convert or exchange such Indebtedness; (iv) the covenants with respect to such Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its

Material Subsidiaries than those herein (taken as a whole); and (v) such Indebtedness does not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-payment defaults and cross-defaults at the final stated maturity thereof and cross-acceleration) and is not guaranteed by or otherwise recourse to any Person or the assets of any Person that is not a Credit Party;

(j) (i) Indebtedness consisting of a Bank Guarantee to the extent a Letter of Credit has been issued and is outstanding hereunder to support the Borrower or its Subsidiary’s obligations (including any reimbursement obligations) in respect of such Bank Guarantee and (ii) Indebtedness consisting of, arising from or in connection with, letters of credit or guarantees issued by other financial institutions on behalf of the Borrower and/or its Subsidiaries (including any issued pursuant to any Secured Permitted Letter of Credit Issuer Document) in an aggregate amount at any time outstanding not to exceed the greater of (A) $35,000,000 and (B) an amount equal to 6.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to the incurrence of such Indebtedness;

(k) Indebtedness consisting of financing of company owned life insurance premiums in the ordinary course of business; provided, that, such Indebtedness is supported by the cash value of the underlying policies;

(l) Indebtedness arising from customary agreements providing for contingent indemnification, adjustment of purchase price or similar obligations, or guarantees of letters of credit, surety bonds or performance bonds securing any obligations of any of the Credit Parties and their Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Equity Interests of any of the Credit Parties and their Subsidiaries (other than guarantees of Indebtedness incurred, assumed or acquired by any Person acquiring all or any portion of such business, assets or Equity Interests of any of the Credit Parties and their Subsidiaries in connection with such disposition) otherwise permitted hereunder;

(m) other Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (i) $150,000,000 and (ii) an amount equal to 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to the incurrence of such Indebtedness at any time outstanding;

(n) Guarantees with respect to any of the foregoing (other than (i) Indebtedness permitted pursuant to clause (c) of this definition and (ii) Indebtedness permitted pursuant to clause (m) of this definition to the extent such Indebtedness is Indebtedness of a Person that is not a Credit Party); provided, that, if the Indebtedness being Guaranteed is Subordinated Indebtedness then the Guarantee shall be subordinated on the same basis; and

(o) any transaction permitted under Section 8.4(d)(xiv), but only so long as (i) such transaction at any time constitutes Indebtedness, (ii) such transaction was permitted under Section 8.4(d)(xiv) at the time of the proposed Disposition in connection with such transaction and (iii) the aggregate amount of such Indebtedness in any Fiscal Year shall not exceed twenty percent (20.0%) of the book value of all accounts receivable of the Borrower and its Subsidiaries as of the immediately prior Fiscal Year end.

“Permitted Investments” means, collectively, the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments in Marketable Securities (including Marketable Securities held in trust for settlement of the Borrower’s obligations under certain of its deferred compensation plans) made in the ordinary course of business and otherwise in a manner substantially consistent with prior practices;

(c) Investments in Credit Parties;

(d) Investments by Material Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties;

(e) so long as no Default or Event of Default exists at the time of the making thereof, other Investments in Subsidiaries that are not Credit Parties so long as the aggregate amount of any such Investments does not exceed during the term of this Agreement the greater of (i) $120,000,000 and (ii) an amount equal to 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to such Investment;

(f) Investments in an aggregate amount equal to the amount of compensation deferred by directors, officers and employees of the Borrower pursuant to any arrangement permitted under clause (h) of the definition of Permitted Indebtedness;

(g) Investments by the Borrower or any of its Material Subsidiaries that constitute Permitted Acquisitions;

(h) Investments of any Person that becomes a Subsidiary after the Closing Date; provided, that: (i) such Investments exist at the time such Person becomes a Subsidiary, (ii) neither the Borrower nor any Subsidiary (other than such new Subsidiary) shall be obligated in respect of such Investments, and (iii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(i) Investments consisting of the non-cash consideration received by the Borrower or any Material Subsidiary in connection with any Disposition not prohibited by this Agreement;

(j) Investments under Hedge Agreements permitted to be entered into in accordance with this Agreement;

(k) Investments representing retention loans made in the ordinary course of business of the Borrower and its Material Subsidiaries; provided, that, the aggregate principal amount of all such Investments constituting retention loans shall not exceed the aggregate principal amount of retention loans approved by the compensation committee of the Borrower;

(l) to the extent not otherwise permitted by the foregoing, Investments consisting of the conversion of Indebtedness in the form of intercompany loans and advances into Qualified Equity Interests, including the transfer of an intercompany loan by a Credit Party to a non-Credit Party, in each case, to the extent the underlying intercompany loans or advances arose (i) in the ordinary course of business between the Borrower and any Subsidiary or between a Subsidiary of the Borrower and another Subsidiary or (ii) in connection with a Permitted Acquisition;

(m) Investments (other than Acquisitions); provided, that, after giving effect to any such Investment and any Indebtedness incurred in connection therewith on a Pro Forma Basis (i) no Default or Event of Default then exists or would result therefrom and (ii) (A) the Consolidated Net Leverage Ratio shall be no greater than 5.00 to 1.00 and (B) the Borrower shall be in compliance with the financial covenant set forth in Section 8.11 (in the case of each of clauses (A) and (B), determined based on the financial information received for the fiscal quarter most recently ended prior to the date of incurrence of such Indebtedness for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, Section 7.1(a) or Section 7.1(b), as applicable);

(n) to the extent constituting Investments, purchases of assets in the ordinary course of business; Restricted Payments permitted pursuant to Section 8.5; and Guarantees permitted pursuant to clause (n) of the definition of Permitted Indebtedness;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(p) to the extent constituting Investments, prepaid expenses or leases, workers’ compensation, utility, performance and other similar deposits provided to third parties in the ordinary course of business;

(q) Permitted Restructurings; and

(r) other Investments in an aggregate amount outstanding not to exceed the greater of (i) $120,000,000 and (ii) 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior such Investment; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this definition and Section 8.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

“Permitted Letter of Credit Issuer” means any Person that, (a) at the time it enters into a Permitted Letter of Credit Issuer Document with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Permitted Letter of Credit Issuer Document with a Credit Party, in each case in its capacity as a party to such Permitted Letter of Credit Issuer Document.

“Permitted Letter of Credit Issuer Document” means, with respect to any Indebtedness incurred by a Credit Party that is permitted pursuant to clause (j)(ii) of the definition of Permitted Indebtedness set forth in Section 1.1, any document, agreement or instrument entered into in connection with such Indebtedness, including any letter of credit application or letter of credit in connection therewith.

“Permitted Restructurings” means a transaction or series of transactions pursuant to which direct and indirect Subsidiaries of the Borrower are converted, restructured or reorganized, whether by (a) transfer, (b) acquisition, (c) contribution, (d) merger, (e) consolidation, (f) voluntary dissolution, (g) liquidation, (h) recapitalization, (i) change in identity, form, or place of organization, or (j) otherwise, in each case the result of which may cause a direct or indirect sale, assignment or transfer of Equity Interests and/or other assets between and among the Borrower and/or various Subsidiaries of the Borrower; provided, that: (i) immediately prior to or after giving effect to any such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (ii) immediately after giving effect to any such transaction or series of transactions, there shall be no material reduction in Liquidity; (iii) immediately after giving effect to such transaction or series of transactions, Liquidity shall not be less than $50,000,000; (iv) in any Fiscal Year, after giving effect to all such transactions or series of transactions in such Fiscal Year, the aggregate book value of the total assets of the Credit Parties, taken as a whole (other than assets of a Credit Party consisting of the book value of Equity Interests issued by a Subsidiary that is not a Credit Party and Excluded Assets), shall not be reduced by more than 10% of the book value of the total assets of the Credit Parties, taken as a whole (other than assets of a Credit Party consisting of the book value of Equity Interests issued by a Subsidiary that is not a Credit Party and Excluded Assets), as of the immediately preceding Fiscal Year end; (v) the following shall be true and correct of each such transaction or series of transactions: (A) in the good faith determination of the Borrower, such transaction or series of transactions is not materially disadvantageous to the Administrative Agent and the Lenders; and (B) such transaction, or series of transactions, will result in a non-de minimis, factually supportable and reasonably identifiable tax, operational or other business benefit to the Borrower and its Subsidiaries during the term of the Credit Facility; (vi) not less than ten (10) Business Days prior to any such transaction or series of transactions (or such later date as may be approved by the Administrative Agent in its sole discretion) (other than any transaction or series of transactions that involves the transfer solely of assets that are assets of a Credit Party consisting of Equity Interests issued by a Subsidiary that is not a Credit Party and/or Excluded Assets), the Borrower shall deliver to the Administrative Agent written notice, which such notice shall include the Borrower’s good faith estimate the aggregate book value of the total assets of the Credit Parties, taken as a whole (other than assets of a Credit Party consisting of the book value of Equity Interests issued by a Subsidiary that is not a Credit Party and Excluded Assets) that are to be transferred in such transaction or series of transactions; and (vii) unless waived by the Administrative Agent, in the case of any such transaction or series of transactions that involves the transfer of assets (other than assets of a Credit Party consisting of Equity Interests issued by a Subsidiary that is not a Credit Party and Excluded Assets) owned by a Credit Party with a book value in excess of $2,000,000, the Borrower shall deliver to the Administrative Agent not less than ten (10) Business Days prior to any such transaction or series of transactions (or such later date as may be approved by the Administrative Agent in its sole discretion), the following, in each case in form and detail reasonably satisfactory to the Administrative Agent: (A) a written description of the restructuring steps (including the pre and post restructuring organization chart) to such transaction or series of transactions; and (B) a certification of a Responsible Officer certifying that all of the requirements set forth in clause (v) above have been satisfied as of the date of consummation of such transaction or series of transactions. For the avoidance of doubt, the calculation of any reduction in total assets in any Fiscal Year that is described in clause (iv) above shall be determined after giving effect to the receipt by the Credit Parties of any assets (other than assets of a Credit Party consisting of the book value of Equity Interests issued by a Subsidiary that is not a Credit Party and Excluded Assets) in any such transactions or series of transactions during the applicable Fiscal Year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning assigned thereto in Section 6.8.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) for purposes of calculating Consolidated Adjusted EBITDA, all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided, that, such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) in the event that any Credit Party or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned thereto in Section 7.2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned thereto in Section 11.24.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement dated as of the Closing Date and executed by the Credit Parties in favor of the Administrative Agent and the Secured Parties.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 11.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the Aggregate Revolving Credit Commitment of all of the Revolving Credit Lenders or, if the Aggregate Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided, that, the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, at any time, Term Lenders having Total Term Credit Exposures representing more than fifty percent (50%) of the Total Term Credit Exposures of all Term Lenders. The Total Term Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Rescindable Amount” has the meaning assigned thereto in Section 4.7(b).

“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided, that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 8.5.

“Revaluation Date” means, subject to Section 1.11, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date, and (ii) such additional dates as the Administrative Agent (acting reasonably) shall determine.

“Revolving Credit Commitment” means, as the context may require, as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The Revolving Credit Commitment of each Revolving Credit Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.1.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Aggregate Revolving Credit Commitment has terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 2.1.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and the Dollar Equivalent of such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 4.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Equivalent thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) the Dollar Equivalent of any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means any country, region or territory which is itself (or whose government is) the subject or target of any comprehensive or general export, import, financial or investment embargo under Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting on behalf of, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (ii) any Secured Cash Management Agreement and (iii) any Secured Permitted Letter of Credit Issuer Document; provided, that, the “Secured Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, the Permitted Letter of Credit Issuers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Secured Permitted Letter of Credit Issuer Document” means any Permitted Letter of Credit Issuer Document between or among any Credit Party and any Permitted Letter of Credit Issuer.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Agreement” means the security agreement dated as of July 1, 2025 Date and executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as supplemented from time to time (including by execution of the Reaffirmation Agreement).

“Security Documents” means the collective reference to the Security Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means the acquisition of all of the Equity Interests of Alexander Mann by the Borrower pursuant to the Specified Acquisition Agreement.

“Specified Acquisition Agreement” means that certain Sale and Purchase Agreement dated as of June 27, 2026, among the Borrower, Auxey Holdings (Lux) S.A.S and the other parties thereto (together with all schedules and exhibits thereto).

“Specified Disposition” means any Disposition having gross sales proceeds in excess of $15,000,000.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) the Transactions, (d) any incurrence or repayment of Indebtedness, and (e) any other event that by the terms of the Loan Documents requires calculation on a Pro Forma Basis.

“Spot Rate” means, subject to Section 1.11, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Subject Receivable” means an account receivable owing to the Borrower or any of its Material Subsidiaries with respect to goods sold or services rendered by the Borrower or such Material Subsidiary in the ordinary course of business, as the case may be, including (a) all security interests or Liens and property subject to such security interests or Liens securing or purporting to secure payment of such account receivable and all Supporting Obligations (as defined in the UCC) relating solely to such accounts receivable, (b) tax refunds and proceeds of insurance, other agreements or arrangements of whatever character supporting or securing the payment of such accounts receivable, (c) all rights and causes of action of the Borrower or such Material Subsidiary against the applicable Account Debtors (as defined in the UCC) of such accounts receivable and (d) all books, records and other information related to such accounts receivable or the applicable Account Debtor.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Material Non-TP Subsidiaries of the Borrower in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 7.12.

“Supported QFC” has the meaning assigned thereto in Section 11.24.

“Sustainability Coordinator” means each of (a) Wells Fargo and (b) each other sustainability coordinator appointed by the Borrower that is reasonably acceptable to Wells Fargo, in each case in their respective capacity as a sustainability coordinator.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Preferred Subsidiary” means (a) a Subsidiary of the Borrower that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code), (b) any Subsidiary that is owned directly or indirectly by an entity described in clause (a) of this definition, (c) any Subsidiary of the Borrower substantially all of the assets of which consist, directly or indirectly, of (i) Equity Interests or other securities of one or more entities described in clause (a) of this definition (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or (ii) any Indebtedness or accounts receivable owed by any entity described in clause (a) of this definition or treated as owed by any such entity for U.S. federal income tax purposes (any such Indebtedness or accounts receivable, “CFC Debt”) and (d) a Foreign Subsidiary of the Borrower which is treated as a disregarded entity or partnership for United States tax purposes pursuant to the entity classification rules under Section 7701 of the Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Facility” means the term loan facility established pursuant to Article II (including any new term loan facility established pursuant to Section 4.13).

“Term Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Loan Commitment of all of the Term Lenders on the Closing Date shall be $600,000,000.

“Term Loan Percentage” means, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (a) at any time on the Closing Date, in respect of such Term Facility, such Term Lender’s Term Loan Commitment at such time and (b) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, subject to adjustment as provided in Section 4.13. If the Term Loan Commitment of all of the Term Lenders to make Term Loans have been terminated pursuant to Section 9.2(a), then the Term Loan Percentage of each Term Lender in respect of the Term Facility shall be determined based on the Term Loan Percentage of such Term Lender in respect of Term Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Term Loan Percentage of each Term Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 2.1.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit A-3.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 4.1(a).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $50,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments, Revolving Credit Exposure and Total Term Credit Exposure and, if applicable, Incremental Term Loans of such Lender at such time.

“Total Term Credit Exposure” means, as to any Term Lender at any time, the unused Term Loan Commitments and outstanding amount of all Term Loans of such Term Lender at such time.

“Trade Date” has the meaning assigned thereto in Section 11.9(b)(i)(B).

“Transactions” means, collectively, (a) the refinancing of Indebtedness outstanding under the Existing Credit Agreement, (b) the repayment of Indebtedness outstanding under the Existing Senior Unsecured Notes, (c) the Extensions of Credit to be made on the Closing Date, (d) the Specified Acquisition and (e) the payment on the Closing Date of the fees and expenses incurred in connection with the foregoing, including the entering into of the Credit Facility.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unrestricted” means, (a) when referring to cash and Cash Equivalents of the Borrower and its Subsidiaries, that such cash and Cash Equivalents (i) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (ii) are not subject to a Lien in favor of any Person other than the Administrative Agent under the Loan Documents and Liens constituting Permitted Encumbrances in favor of any depository bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account, (iii) are assets of the Borrower or a Subsidiary that is a Domestic Subsidiary and are held in bank accounts or securities accounts located in the United States and (iv) are not otherwise unavailable to the Borrower or such Subsidiary, and (b) when referring to cash and Cash Equivalents of any Foreign Subsidiary of the Borrower, that such cash and Cash Equivalents (i) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (ii) are not subject to a Lien in favor of any Person other than the Administrative Agent under the Loan Documents and Liens constituting Permitted Encumbrances in favor of any depository bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account, (iii) are not otherwise unavailable to the Borrower or such Subsidiary and (iv) are not prohibited by applicable local law from being repatriated to the United States of America, it being understood and agreed that to the extent such repatriation would require payment (or for the Borrower to reserve for a future payment) of taxes or other costs and expenses in connection with such repatriation, the amount of such cash and Cash Equivalents that shall constituted “Unrestricted cash and Cash Equivalents” shall be limited to the amount of such cash and Cash Equivalents, net of the amount of taxes or other costs and expenses incurred (or reserved) in connection with such repatriation.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.4(c), and 4.2, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regimes” has the meaning assigned thereto in Section 11.24.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, unless and until so amended by an amendment, if any, requested pursuant to this Section 1.3(b), (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event of an accounting change occurring after June 15, 2016 requiring all leases to be capitalized, only those leases that would have constituted capital leases on June 15, 2016 (assuming for purposes hereof that they were in existence on June 15, 2016) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided, that, all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) Any provision of this Agreement (including, for the avoidance of doubt, clause (h) in the proviso to the definition of “Permitted Acquisition” in Section 1.1) that requires compliance on a Pro Forma Basis with the Consolidated Secured Net Leverage Ratio set forth in Section 8.11(a) shall be deemed to include any Leverage Ratio Increase then in effect pursuant to Section 8.11(b).

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Interstate Commerce Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent that is equal to the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 8.1, 8.2, 8.3, 8.4(d) and 8.5, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Adjusted EBITDA in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2 and 8.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided, that, for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.11 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent amount of each Extension of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) All Loans made under this Agreement, including, without limitation, Loans made to refund drawings made under Alternative Currency Letters of Credit, shall be made only in Dollars.

(c) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(d) Notwithstanding the foregoing provisions of this Section 1.11 or any other provision of this Agreement, each Issuing Lender may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Lender by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Lender for such purpose.

SECTION 1.12 Divisions. Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

SECTION 1.13 Limited Conditionality Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Conditionality Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the Indebtedness that is to be used to finance such Acquisition in accordance with this Section (with such election to be made on or prior to the date on which the definitive agreements for such Limited Conditionality Acquisition are executed by the Borrower or its applicable Subsidiary (any such election, an “LCA Election”)), then, so long as agreed to by the lenders providing such Indebtedness, the following provisions shall apply:

(a) any condition to such Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 9.1(a) or 9.1(g) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);

(b) any condition to such Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Indebtedness shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Conditionality Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all such representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition;

(c) any financial ratio test or condition, shall be tested as of the date of execution of the definitive agreement with respect to such Limited Conditionality Acquisition (the “LCA Test Date”), after giving effect to the relevant Limited Conditionality Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis and, for the avoidance of doubt, if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Conditionality Acquisition, as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Conditionality Acquisition, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d) except as provided in the next sentence, if the Borrower has made an LCA Election with respect to any Limited Conditionality Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Conditionality Acquisition and prior to the earlier of (i) the date on which such Limited Conditionality Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, any such ratio or basket shall be required to be satisfied (x) on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the requirements of Section 8.11 shall, in each case be calculated assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of the possible scenarios is separately tested.

SECTION 1.14 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.8(d), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

CREDIT FACILITIES

SECTION 2.1 Loans.

(a) Term Facility. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Lender severally agrees to make term loans to the Borrower, in Dollars, on the Closing Date, in an aggregate amount not to exceed such Term Lender’s Term Loan Percentage of the Term Facility. Term Loans repaid or prepaid may not be reborrowed.

(b) Revolving Credit Facility. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that: (a) the Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 5.2(d), and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date; provided, that: (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment, (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand, and in any event on the Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that, in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 2.3 Procedure for Advances of Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached as Exhibit B (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the requested date of any borrowing of Base Rate Loans and Swingline Loans and (ii) at least two (2) Business Days prior to the requested date of any borrowing of Term SOFR Loans, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to Term SOFR Loans, in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Term Loan, a Revolving Credit Loan or a Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be Term SOFR Loans or Base Rate Loans, and (E) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Term Loan or Revolving Credit Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of Term SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Term Lenders or Revolving Credit Lenders, as applicable, of each Notice of Borrowing.

(b) Disbursement of Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each applicable Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans or Term Lender’s Term Loan Percentage of the Term Loans, as applicable, to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Term Loan or Revolving Credit Loan, as applicable, requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Loans.

(a) Repayment of Loans.

(i) Term Loans. The Borrower hereby agrees to repay the aggregate outstanding principal amount of all Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing December 31, 2026 as set forth below, except as the amounts of individual installments may be adjusted as a result of prepayments made pursuant to Section 2.4(c):

PAYMENT DATE	PRINCIPAL INSTALLMENT
December 31, 2026	$3,750,000
March 31, 2027	$3,750,000
June 30, 2027	$3,750,000
September 30, 2027	$3,750,000
December 31, 2027	$3,750,000
March 31, 2028	$3,750,000
June 30, 2028	$3,750,000
September 30, 2028	$3,750,000
December 31, 2028	$7,500,000
March 31, 2029	$7,500,000
June 30, 2029	$7,500,000
September 30, 2029	$7,500,000
December 31, 2029	$7,500,000
March 31, 2030	$7,500,000

June 30, 2030	$7,500,000
September 30, 2030	$7,500,000
December 31, 2030	$7,500,000
March 31, 2031	$7,500,000
June 30, 2031	$7,500,000
Term Loan Maturity Date	Remaining Outstanding Principal Amount

If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Maturity Date.

(ii) Incremental Term Loans. The Borrower hereby agrees to repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 4.13.

(iii) Revolving Credit Loans. The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Maturity Date, together with all accrued but unpaid interest thereon.

(iv) Swingline Loans. The Borrower hereby agrees to repay all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Maturity Date), together with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) If at any time the Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the Dollar Equivalent of such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

(ii) If at any time (as determined by the Administrative Agent pursuant to this Section 2.4(b)(ii)) and for any reason, based upon the Dollar Equivalent of all outstanding Revolving Credit Loans and L/C Obligations, (a) the outstanding amount of all L/C Obligations exceeds the lesser of (i) the Aggregate Revolving Credit Commitment less the sum of the aggregate principal amount of all outstanding Revolving Credit Loans and Swingline Loans and (ii) the L/C Sublimit, then the Borrower shall either (A) repay Revolving Credit Loans in an amount equal to such excess (to the extent such repayment will eliminate such excess) or (B) make a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent for the benefit of the applicable Issuing Lender and the Revolving Credit Lenders in an amount equal to the Dollar Equivalent of such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)). The Borrower’s compliance with this Section 2.4(b)(ii) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on each Revaluation Date. Each such repayment pursuant to this Section 2.4(b)(ii) shall be accompanied by any amount required to be paid pursuant to Sections 4.8(c) and 4.9.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Term Loans, Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as any prepayment of Base Rate Loans or Swingline Loans and (ii) at least two (2) Business Days prior to any prepayment of Term SOFR Loans, specifying the date and amount of prepayment and whether the prepayment is of Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (A) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (B) $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Term SOFR Loans and (C) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each prepayment of the Term Facility pursuant to this Section 2.4(c) shall be applied to the Term Facility and any then existing class of Incremental Term Loans on a pro rata basis and, in each case, to the principal repayment installments thereof as determined by the Borrower (or, if no such determination is made, on a pro rata basis). Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any repayment of all of the Credit Facility with the proceeds of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided, that, the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(d) Limitation on Prepayment of Term SOFR Loans. The Borrower may not prepay any Term SOFR Loan on any day other than the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9.

(e) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5 Permanent Reduction of the Aggregate Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable (subject to the last sentence of this Section 2.5(a)) written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Aggregate Revolving Credit Commitment at any time or (ii) portions of the Aggregate Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of any portion of the Aggregate Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment

Percentage. All Commitment Fees accrued until the effective date of any termination pursuant to this Section 2.5(a) shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice of termination pursuant to this Section 2.5(a) delivered in connection with any repayment of all of the Credit Facility with the proceeds of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided, that, the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Aggregate Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the Dollar Equivalent of such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Aggregate Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Aggregate Revolving Credit Commitment requires the repayment of any Term SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

SECTION 2.6 Termination of Credit Facilities. The Revolving Credit Facility and the Aggregate Revolving Credit Commitment shall terminate on the Maturity Date. The Term Loan Commitments of each Term Lender shall be automatically and permanently reduced by the amount of the Term Loans made by such Term Lender on the Closing Date pursuant to Section 2.1(a). Notwithstanding anything set forth in Section 2.1(a), if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Facility.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate Dollar Equivalent not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that, no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (b) the L/C Obligations would exceed the L/C Sublimit, (c) the Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitment or (d) the Revolving Credit Exposure of any Lender would exceed its Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in a Permitted

Currency in a minimum Dollar Equivalent of $50,000 (or such lesser Dollar Equivalent as agreed to by the applicable Issuing Lender), (ii) except in the case of an Evergreen Letter of Credit, expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (or such later date as may be acceptable to the Administrative Agent and the applicable Issuing Lender in their sole discretion), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (iii) be subject to the ISP as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, or (B) the conditions set forth in Section 5.2 are not satisfied, or (C) the beneficiary of such Letter of Credit is a Sanctioned Person or (D) (1) the Letter of Credit is to be denominated in a currency other than a Permitted Currency or (2) the applicable Issuing Lender does not, as of the issuance or extension date of such requested Letter of Credit, issue Letters of Credit in the requested Permitted Currency. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request (which information shall, in the case of a Letter of Credit Application delivered to the applicable Issuing Lender, include the Permitted Currency in which such Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than (a) three (3) Business Days after its receipt of the Letter of Credit Application therefor with respect to a Letter of Credit to be denominated in Dollars and (b) four (4) Business Days after its receipt of the Letter of Credit Application therefor with respect to an Alternative Currency Letter of Credit and in each case together with all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance, and, upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy, of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit (reflected as the Dollar Equivalent thereof) times the Applicable Margin with respect to Revolving Credit Loans that are Term SOFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to (i) Wells Fargo, in its capacity as any Issuing Lender and for its own account, an issuance fee with respect to each Letter of Credit issued by Wells Fargo (reflected as the Dollar Equivalent thereof) as set forth in the Engagement Letter, and (ii) any other Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender (reflected as the Dollar Equivalent thereof) as separately agreed between the Borrower and such Issuing Lender. Except as otherwise agreed between the Borrower and the applicable Issuing Lender, such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

(d) Payments in Dollars. The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in Dollars.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount (including such Issuing Lender’s calculation of the Dollar Equivalent thereof) and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that, in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the applicable Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) All payments made by any L/C Participant under this Section 3.4 shall be made in Dollars (based upon the Dollar Equivalent of the applicable payment); provided, that, the Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 4.8(c).

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and the Dollar Equivalent of a draft paid by it under any Letter of Credit for the Dollar Equivalent of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the applicable Issuing Lender, in effecting the payment of any Alternative Currency Letter of Credit). Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the Dollar Equivalent of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the applicable Issuing Lender, in effecting the payment of any Alternative Currency Letter of Credit), and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such Dollar Equivalent, the proceeds of which shall be applied to reimburse such Issuing Lender for the Dollar Equivalent of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the Dollar Equivalent of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such Dollar Equivalents become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of (a) any setoff, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person and (b) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Resignation of Issuing Lenders.

(a) Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).

(b) Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9 Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall (i) provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment, and (ii) promptly after receipt of any Letter of Credit Application (and, in any event, prior to the issuance of any Letter of Credit to be issued, amended or extended pursuant to such Letter of Credit Application), confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application and, if not, such Issuing Lender shall provide the Administrative Agent with a copy thereof. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder. It is understood and agreed that any reporting by an Issuing Lender pursuant to this Section in respect of any Letter of Credit shall include the Dollar Equivalent of such Letter of Credit.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower (a) shall be obligated as a primary obligor to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against any Issuing Lender, the Administrative Agent, any Lender or any of their respective Related Parties, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement, any Letter of Credit Application and any letter of credit agreement or reimbursement agreement with respect to such Letter of Credit, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement, such Letter of Credit and any Letter of Credit Application pertaining thereto and the disposition of any documents related thereto and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with such Letter of Credit and the transactions related thereto.

SECTION 3.11 Evergreen Letters of Credit. If the Borrower so requests in any applicable Letter of Credit Application, any Issuing Lender may, in its discretion, agree to issue an Evergreen Letter of Credit that has automatic extension provisions; provided, that, any such Evergreen Letter of Credit must (a) permit the applicable Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and (b) after giving effect to any extension not expire later the fifth (5th) Business Day prior to the Maturity Date. The Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the fifth (5th) Business Day prior to the Maturity Date; provided, however, that, the applicable Issuing Lender shall not permit any such extension if (A) it has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this Article III or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the date upon which it is permitted to decline such extension (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the applicable Issuing Lender not to permit such extension.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Term SOFR plus the Applicable Margin (provided that Term SOFR shall not be available until two (2) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter (which such letter may constitute the Notice of Borrowing) in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.

(b) Default Rate. Subject to Section 9.3, (i) automatically upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (g), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Term SOFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Term SOFR Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date; and interest on each Term SOFR Loan shall be due and payable on the last day of each Interest Period applicable thereto and on the Maturity Date. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. As long as no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the second Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Term SOFR Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Term SOFR Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such Term SOFR Loans as Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit E (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), a “Notice of Conversion/Continuation”) not later than 11:00 a.m. two (2) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Term SOFR Loan, then the applicable Term SOFR Loan shall be converted to a Base Rate Loan (other than Swingline Loans). Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan. If the Borrower requests a conversion to, or continuation of, Term SOFR Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Term SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the daily unused portion of the Aggregate Revolving Credit Commitment (other than the Defaulting Lenders, if any); provided, that, the amount of outstanding Swingline Loans shall not be considered usage of the Aggregate Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Aggregate Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees payable in the amounts and at the times separately agreed upon in writing (including, for the avoidance of doubt, in the Engagement Letter) in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment. Except with respect to an Alternative Currency Letter of Credit, each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made free and clear of and without condition or deduction for any setoff, counterclaim, defense or recoupment whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Each payment by the Borrower on account of any Alternative Currency Letter of Credit (including the Reimbursement Obligation with respect to any Alternative Currency Letter of Credit) shall be made in Dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent for the account of the applicable Issuing Lender, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Term Loans, Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, any Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the applicable Issuing Lender or the Swingline Lender, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrower has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, the applicable Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 4.11(e), Section 10.11, Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Term Loan Percentage or Revolving Credit Commitment Percentage, as applicable, of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage or Revolving Credit Commitment Percentage, as applicable, of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage or Revolving Credit Commitment Percentage, as applicable, of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting Term SOFR Availability. Subject to clause (d) below, in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest

Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.

(b) Laws Affecting Term SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give written notice thereof to the Administrative Agent and the Administrative Agent shall promptly give written notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to a Term SOFR Loan or continue any Loan as a Term SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.

(c) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the applicable Issuing Lender or any L/C Participant, pay to the applicable Issuing Lender or such L/C Participant, the amount of (i) any loss or cost or increased cost incurred by the applicable Issuing Lender or such L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to the applicable Issuing Lender or such L/C Participant, (iii) any interest or any other return foregone by the applicable Issuing Lender or such L/C Participant as a result of the introduction of, change over to or operation of the euro and (iv) any currency exchange loss, in each case the applicable Issuing Lender or such L/C Participant sustains as a result of the Borrower’s or any L/C Participant’s repayment in Dollars of any Alternative Currency Letter of Credit. A certificate of the applicable Issuing Lender or such L/C Participant setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the applicable Issuing Lender or such L/C Participant shall be conclusively presumed to be correct save for manifest error.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.8(d)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in reasonable consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(d)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion, subject to consultation with the Borrower, and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(d).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then, upon written notice to the Borrower, the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Term SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b) due to any failure of the Borrower to borrow or continue a Term SOFR Loan or convert to a Term SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the applicable Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any

Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment or Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in Section 4.10(a) or 4.10(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Credit Parties under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e). The agreements in clause (e) shall survive the resignation and/or replacement of the Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds and Credits. If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. For purposes of this clause (h), “credit” is intended to include only credits against future Taxes that are in lieu of cash refunds. “Credit” is not intended to include foreign tax credits or similar income tax credits.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Credit Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this Section 4.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section 4.12 to the contrary, (A) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.6.

(c) Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loan to the Borrower through any Lending Office; provided, that, the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 4.13 Incremental Loans.

(a) At any time following the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(i) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of any then-existing tranche of term loans, if any (any such additional term loan, an “Incremental Term Loan”); or

(ii) one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such loan, an “Incremental Revolving Credit Loan” and, together with the Incremental Term Loans, the “Incremental Loans”);

provided, that: (1) the total aggregate initial principal amount (as of the date of incurrence thereof) of such requested Incremental Loan Commitments shall not exceed the Incremental Facilities Limit and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as may be approved by the Administrative Agent). The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided, that, subject to Section 1.13, each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(A) no Default or Event of Default shall exist on such Increased Amount Date immediately prior to or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B) the Administrative Agent shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenant set forth in Section 8.11 based on the financial statements most recently delivered pursuant to Section 7.1(a) or 7.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment and the Revolving Credit Commitment being deemed to be fully funded) and (z) any Permitted Acquisition, refinancing of Indebtedness or other event giving rise to a pro forma adjustment consummated in connection therewith;

(C) the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions and permitted dividends, distributions, redemptions and repurchases of Equity Interests);

(D) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(E) (1) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a maturity date earlier than the Maturity Date;

(y) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; and

(z) except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(2) in the case of each Incremental Revolving Credit Commitment and the related Incremental Revolving Credit Loans (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(w) such Incremental Revolving Credit Loans shall mature on the Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Loans, and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(x) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Commitments) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Commitments) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment);

(y) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Commitments shall, except to the extent otherwise provided in this Section 4.13, be identical to the terms and conditions applicable to the Revolving Credit Facility; and

(z) any Incremental Lender with an Incremental Revolving Credit Commitment shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Commitment shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(F) such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.13 and make any related adjustments required (in the good faith judgment of the Administrative Agent)); and

(G) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Loan Commitment), as may be reasonably requested by Administrative Agent in connection with any such transaction.

(b) The Incremental Lenders shall be included in any determination of the Required Lenders, Required Term Lenders or Required Revolving Credit Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) (i) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(ii) On any Increased Amount Date on which any Incremental Revolving Credit Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 4.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount in Dollars not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided (other than Liens permitted under clause (b) of the definition of Permitted Encumbrances), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided, that, subject to Section 4.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4.16 ESG Amendment.

(a) Prior to the eighteen month anniversary of the Closing Date, the Borrower, at its election and in consultation with the Sustainability Coordinators, may establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Coordinators, the Administrative Agent, the Borrower and the Required Lenders may amend this Agreement (such amendment, an “ESG Amendment”; it being understood and agreed that (x) prior to the effectiveness of an ESG Amendment, the Borrower shall have mandated each Sustainability Coordinator to act as a sustainability coordinator in connection with such ESG Amendment and any ESG-related matters in connection therewith (such mandate to be in a writing signed by the Borrower and each applicable Sustainability Coordinator, or otherwise in form and substance reasonably satisfactory to each applicable Sustainability Coordinator), and (y) in connection with the effectiveness of an ESG Amendment, the Borrower shall have paid any fees required to be paid to each Sustainability Coordinator in connection with such ESG Amendment) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective upon receipt of the consent of the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the otherwise applicable Applicable Margin for the Term Facility, the Revolving Credit Facility, the Swingline Loans, the letter of credit commissions pursuant to Section 3.3(a) and the Commitment Fee will be made; provided, that, the amount of the ESG Applicable Margin Adjustments shall not exceed (i) in the case of the Applicable Margin for the Commitment Fee, an increase and/or decrease of 0.01%, and (ii) in the case of the Applicable Margin for the Term Facility, the Revolving Credit Facility, the Swingline Loans and the letter of credit commissions pursuant to Section 3.3(a), an increase and/or decrease of 0.05%, and such adjustments shall not be cumulative year-over-year; provided, further, that, in no event shall the Applicable Margin for the Term Facility, the Revolving Credit Facility, the Swingline Loans, the letter of credit commissions pursuant to Section 3.3(a) or the Commitment Fee be less than zero. The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Margin Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with sustainability linked loan principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and to be mutually agreed between the Borrower, the Administrative Agent and each Sustainability Coordinator.

(b) Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders so long as such modification does not have the effect of reducing the Applicable Margin for the Term Facility, the Revolving Credit Facility, the Swingline Loans, the letter of credit commissions pursuant to Section 3.3(a) and the Commitment Fee to a level not otherwise permitted by Section 4.16(a).

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or of the Issuing Lenders to issue, or of the Lenders to participate in, the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Guaranty Agreement, the Security Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) each of the conditions set forth in Sections 5.1(d) and 5.2(a) and (b) have been satisfied as of the Closing Date and (B) since April 30, 2026, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent available, a certificate of the relevant taxing authorities of such jurisdiction certifying that such Credit Party has filed all required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Customary opinions of counsel to the Credit Parties (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent) addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c) Personal Property Collateral.

(i) Filings and Recordings. Subject to the express limitations set forth in the Security Documents, the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Encumbrances).

(ii) Pledged Collateral. Subject to Section 7.16 and the express limitations set forth in the Security Documents, the Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to filings or recordations under the Uniform Commercial Code, federal and local judgments, federal and local tax liens and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Encumbrances).

(iv) Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy, and if requested by the Administrative Agent, copies of such insurance policies.

(v) Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

(vi) Other Collateral Documentation. The Administrative Agent shall have received any documents required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any deposit account and securities account control agreements).

(d) Consents; Defaults.

(i) Governmental and Third-Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to have a Material Adverse Effect on any of the Credit Parties or restrain, prevent or impose any material adverse conditions on the transactions contemplated by this Agreement or the other Loan Documents or that could seek or threaten any of the foregoing.

(ii) No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents, or which could reasonably be expected to have a Material Adverse Effect.

(e) Financial Matters.

(i) Financial Projections. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, projections, prepared by management of the Borrower, including projections of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries.

(ii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (A) after giving effect to the Transactions, the Credit Parties and their Subsidiaries, on a Consolidated basis, are Solvent, and (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with each covenant contained in Section 8.11.

(iii) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including, without limitation, all Other Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(g) Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreement and Indebtedness outstanding under the Existing Senior Unsecured Notes, but other than Indebtedness permitted under Section 8.1) shall have been repaid in full on the Closing Date, or shall be refinanced in full, substantially simultaneously with the consummation of the Transactions occurring on the Closing Date, and any and all commitments with regard thereto and liens and guarantees provided in connection therewith have been or will be substantially concurrently with the effectiveness of this Agreement terminated and released.

(h) PATRIOT Act, etc.

(i) The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and each Lender the documentation and other information requested by the Administrative Agent or such Lender in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.

(ii) If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Administrative Agent and directly to any Lender requesting the same, a Beneficial Ownership Certification as required by the Beneficial Ownership Regulation.

(i) Specified Acquisition Matters. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate from a Responsible Officer of the Borrower: (A) demonstrating that as of the most recent fiscal quarter end preceding the Closing Date for which financial statements are available, the Borrower is in compliance, on a Pro Forma Basis and after giving effect to the Transactions, with the covenant contained in Section 8.11; (B) certifying that, as of such date, there have been no amendments, modifications or waivers to the Specified Acquisition Agreement that are materially adverse to the interests of the Lenders and (C) certifying that the Borrower expects the Specified Acquisition to be consummated on or about September 1, 2026.

(j) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, as are customary for transactions of the type contemplated by this Agreement.

Without limiting the generality of the provisions of Section 10.3(c), for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date), and except that for purposes of this Section 5.2(a), the representations and warranties contained in the first sentence of Section 6.14 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) or 7.1(b), as applicable.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(e) Alternative Currency Letters of Credit. In the case of an Alternative Currency Letter of Credit, such currency remains an Eligible Currency.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit and to induce the Issuing Lenders to issue or extend Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

SECTION 6.1 Organization and Legal Status. The Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect. Each Material Subsidiary is a corporation, limited liability company or other business organization, duly organized and existing, or duly formed and existing (as applicable), and (to the extent applicable in the corresponding jurisdiction of organization) in good standing under the laws of its jurisdiction of organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign organization, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.

SECTION 6.2 Capital Structure. As of the Closing Date, each Credit Party and each direct Subsidiary of each Credit Party and the jurisdictions in which each Credit Party and each direct Subsidiary of a Credit Party are organized are listed on Schedule 6.2. As of the Closing Date, the capitalization of each Credit Party (other than the Borrower) and each direct Subsidiary of a Credit Party consists of the number of shares, authorized, issued and outstanding, of such classes and series, described on Schedule 6.2. All outstanding shares have been duly authorized and validly issued and are fully paid and (to the extent applicable) nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 6.2. Schedule 6.2 identifies each Material Subsidiary as of the Closing Date.

SECTION 6.3 Organizational Power or Authority; Enforceability. Each Credit Party has the right and power to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Borrower or the Credit Party that executes the same, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles generally affecting creditors’ rights.

SECTION 6.4 No Conflict with Laws or Material Agreements; Compliance with Laws. The execution, delivery and performance by the Borrower or any Material Non-TP Subsidiary of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any Material Non-TP Subsidiary where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) contravene any provision of the articles of incorporation or by-laws (or equivalent) of the Borrower or such Subsidiary, (c) conflict with, result in a breach of or constitute a default under any Material Contract, obligation, indenture or other instrument to which the Borrower or any such Subsidiary is a party or by which the Borrower or such Subsidiary may be bound other than such violations, breaches or defaults which are not reasonably expected to have a Material Adverse Effect, and neither the Borrower nor any such Subsidiary is in violation of, or default under, any contract, obligation, indenture or other instrument described in this clause (c) in any respect that could reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Encumbrances or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) filings to perfect the Liens created by the Security Documents. Each of the Borrower and its Subsidiaries is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.5 Payment of Taxes. Each Credit Party and each Material Subsidiary has duly filed or caused to be filed all federal income and other material tax returns required by Applicable Law to be filed by it, and has paid, or made adequate provision for the payment of, all material federal, state and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable by it (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). As of the Closing Date, except as set forth on Schedule 6.5, the Borrower has no knowledge of any material pending assessments or adjustments of its or any of its Subsidiaries’ income tax payable with respect to any year. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary with respect to a material amount of unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Encumbrances).

SECTION 6.6 Governmental Approvals; Intellectual Property. The Borrower and each Material Subsidiary possess, and will hereafter possess, all Governmental Approvals required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which they are now engaged in compliance with Applicable Law, except where the failure to possess any such Governmental Approvals or rights could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Governmental Approvals or rights, and no Credit Party nor any Subsidiary is liable to any Person for infringement under Applicable Law with respect to the rights referred to in the preceding sentence as a result of its business operations.

SECTION 6.7 Environmental Regulations and Liabilities. Except as set forth on Schedule 6.7 hereto, the Borrower and the Material Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. To the best knowledge of the Borrower, none of the operations of the Borrower or the Material Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best knowledge of the Borrower, none of the Borrower nor any of the Material Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 6.8 ERISA.

(a) Each Plan, Credit Party and ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the Code except as could not reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of the Borrower, none of the Credit Parties nor any of the ERISA Affiliates has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by the Borrower or any of the ERISA Affiliates (each, a “Plan”) where such violation could reasonably be expected to have a Material Adverse Effect.

(c) No Termination Event has occurred and is continuing with respect to any Plan.

(d) The Credit Parties and the ERISA Affiliates have met their minimum funding requirements under ERISA with respect to each Plan, except where the failure to meet such minimum funding requirements could not reasonably be expected to result in a Material Adverse Effect.

(e) Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP, except where the failure to fulfill such benefit obligations could not reasonably be expected to result in a Material Adverse Effect.

(f) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

SECTION 6.9 Margin Stock. No Credit Party nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 8.2 or Section 8.4(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the amount set forth in Section 9.1(e) will be “margin stock”.

SECTION 6.10 Investment Company Act. No Credit Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary is, or after giving effect to any Extension of Credit or drawing under any Letter of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 6.11 Material Contracts. As of the Closing Date, each Material Contract is, and after giving effect to the consummation of the Transactions, in full force and effect in accordance with the terms thereof. As of the Closing Date, no Credit Party nor any Subsidiary (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 6.12 Labor Matters. As of the Closing Date, no Credit Party nor any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

SECTION 6.14 Financial Statements. The annual Consolidated financial statements of the Borrower and its Subsidiaries dated April 30, 2026 and all interim financial statements delivered to the Administrative Agent since said date, true copies of which have been delivered by the Borrower to the Administrative Agent prior to the Closing Date, (a) are complete and correct and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates and for the periods to which they relate, (b) disclose all liabilities of the Borrower and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent as of the dates and for the periods to which they relate, and (c) have been prepared in accordance with GAAP consistently applied subject (other than with respect to audited annual financial statements) to year-end audit adjustments and the absence of footnotes. Since April 30, 2026 no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 6.15 Solvency. The Credit Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 6.16 Ownership of Properties. As of the Closing Date, the real property listed on Schedule 6.16 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party in the United States. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it, in each case as is necessary or desirable to the conduct of its business, and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to the Closing Date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 6.17 Litigation. Except for matters set forth on Schedule 6.17, there are no pending, or to the best of the Borrower’s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions and Outbound Investment Rules.

(a) None of (i) the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, except to the extent permissible for a Person required to comply with Sanctions, (F) within the last five (5) years, has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (G) within the last five (5) years, has violated any Anti-Money Laundering Law. Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Law and Sanctions. Each of the Borrower and its Subsidiaries and each of their respective directors, officers, and to the knowledge of Borrower, employees, agents and Affiliates, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(b) No proceeds of any Extension of Credit or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country, except, in the case of this clause (b)(ii), to the extent permissible for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or any Sanctions applicable to any party hereto.

(c) Neither the Borrower nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6.19 No Default. None of the Borrower nor any of the Material Subsidiaries is in default (subject to any applicable notice and/or cure periods) on any obligation for borrowed money in excess of $2,500,000, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation and no event has occurred or is continuing which constitutes a Default or an Event of Default.

SECTION 6.20 Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and (to the extent of the value of the Collateral) all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

SECTION 6.21 Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and/or any Subsidiary are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement or other material written information (other than the Projections (as defined below) other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Credit Party or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, (the “Projections”), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

SECTION 6.22 Insurance. The Borrower maintains property, business interruption and liability insurance covering the Credit Parties and has paid all of the insurance premiums for the current policy year of each policy.

SECTION 6.23 Collateral. All of the Collateral is owned by the grantor of the Lien or security interest therein in favor of the Administrative Agent free of any material title defects or any Liens, except for Permitted Encumbrances. The Liens and security interests granted to the Administrative Agent are, or in the case of after acquired property, will be, when properly perfected by the filing of a UCC financing statement, valid first priority Liens and security interests in the Collateral (subject only to Permitted Encumbrances) to the extent that the filing of Uniform Commercial Code financing statements is sufficient to perfect such Lien or security interest.

SECTION 6.24 Beneficial Ownership Certificate. As of the Closing Date, the information included in any Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 6.25 Covered Entities. No Credit Party is a Covered Entity.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants that until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments have terminated, the Borrower will:

SECTION 7.1 Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Not later than 90 days (or, if earlier, the date of any required public filing thereof), after the end of each Fiscal Year, audited annual Consolidated financial statements of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, audited by a nationally recognized public accounting firm without qualification or exception, to include balance sheet and statements of income, cash flows and shareholders’ equity (including all footnotes to the foregoing, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for, the preceding Fiscal Year). Such financial statements shall be prepared in accordance with GAAP, consistently applied.

(b) Quarterly Financial Statements. Not later than 45 days (or, if earlier, the date of any required public filing thereof), after the end of each fiscal quarter of a Fiscal Year (other than the fourth fiscal quarter of each Fiscal Year), Consolidated financial statements of the Borrower and its Subsidiaries as of the end of such fiscal quarter, prepared by the Borrower, to include balance sheet and statements of income and cash flows (all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for the corresponding period in, the preceding Fiscal Year). Such financial statements shall be prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of footnotes.

SECTION 7.2 Certificates; Other Reports. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Officer’s Compliance Certificate. Contemporaneously with each delivery of annual and quarterly financial statements of the Borrower required hereby, an Officer’s Compliance Certificate of the Borrower that said financial statements are prepared in accordance with GAAP, consistently applied (subject in the case of unaudited financial statements to normal year-end adjustments and the absence of footnotes), that there exists no Default or Event of Default and containing computations as to compliance with the covenant set forth in Section 8.11, a schedule identifying any changes in the list of Material Subsidiaries from that set forth in Schedule 6.2 or, if applicable, the most recent list delivered pursuant to this Section 7.2(a) and a report containing management discussion and analysis.

(b) Management Letters. Promptly after written request by the Administrative Agent, copies of any other (i.e., to the extent not included in Section 7.1 or clause (a) above, but only to the extent otherwise prepared) detailed audit reports, management letters or recommendations submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower or any audit of the Borrower.

(c) SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case, not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(d) Reports to Government Authorities. Promptly after written request by the Administrative Agent, copies of any report or other document that was filed by the Borrower with any Governmental Authority.

(e) Budget. As soon as available and in any event not later than 90 days after the commencement of each Fiscal Year of the Borrower, the budget and projected financial statements of the Borrower for such Fiscal Year and each of the two (2) Fiscal Years following such Fiscal Year (detailed on a quarterly basis), including, in each case, projected Consolidated balance sheets, statements of income and statements of cash flow of the Borrower and its Consolidated Subsidiaries all in reasonable detail and with reasonable assumptions.

(f) KYC Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and any change in its status as exempt from the reporting requirements of the Beneficial Ownership Regulation and, if applicable, deliver to the Administrative Agent or directly to the applicable Lender any additional information (including a Beneficial Ownership Certification) necessary in order to comply with the Beneficial Ownership Regulation.

(g) Other Information. From time to time such other information as the Administrative Agent may reasonably request in writing.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address www.kornferry.com, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access; provided, that, in any such instance (whether pursuant to clause (i) or (ii) above), the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Officer’s Compliance Certificates required by Section 7.2(a) directly to the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.3 Notice of Litigation and Other Matters. Promptly (but, as to clauses (b) through (e), in no event later than five (5) days after the occurrence of each such event or matter) notify the Administrative Agent in reasonable detail in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) any litigation pending or threatened in writing against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect;

(b) the occurrence of any Default or Event of Default;

(c) any change in the name or the organizational structure of the Borrower or any other Credit Party;

(d) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; and

(e) any termination or cancellation of any insurance policy which the Borrower or any Material Subsidiary is required to maintain pursuant to this Agreement or any Loan Document, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Borrower’s property in excess of an aggregate of $4,000,000.

Each notice pursuant to this Section 7.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.3(b) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 7.4 Preservation of Corporate Existence, Rights and Privileges; Compliance with Laws and Regulations. Except as permitted by Section 8.4(a) and any Permitted Restructuring, preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its separate organizational existence and all material licenses, permits, Governmental Approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which the Borrower or any Material Subsidiary is organized and/or which govern the Borrower’s or such Subsidiary’s continued existence and materially comply with the requirements of all Applicable Laws applicable to the Borrower, its Material Subsidiaries and/or their respective businesses.

SECTION 7.5 Maintenance of Property. Keep, and cause each Material Subsidiary to keep, all properties useful or necessary to the Borrower’s and its Material Subsidiaries’ businesses in good repair and condition in all material respects (subject to normal wear and tear), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 7.6 Insurance. Maintain and keep in force, and cause each Material Subsidiary to maintain and keep in force, for each business in which the Borrower and its Material Subsidiaries are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to hazard, business interruption, fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to the Administrative Agent, and deliver to the Administrative Agent from time to time at the Administrative Agent’s written request schedules setting forth all insurance then in effect, together with a lender’s loss payee or additional insured endorsement for all such insurance naming the Administrative Agent as a lender loss payee or additional insured (in form and substance reasonably acceptable to the Administrative Agent). All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Administrative Agent (except as a result of non-payment of premium in which case only ten (10) days’ prior written notice shall be required).

SECTION 7.7 Accounting Methods and Financial Records. Maintain, and cause each Material Subsidiary to maintain, adequate books and records in accordance with GAAP consistently applied, and permit any representative of the Administrative Agent or any Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Borrower or any such Material Subsidiary; provided, that, unless a Default or Event of Default shall have occurred and be continuing, (a) such inspections, audits and examinations shall be during the Borrower’s or any such Material Subsidiary’s normal business hours, (b) the Administrative Agent shall have provided the Borrower or such Material Subsidiary with at least three (3) Business Days’ notice prior to any such inspection, audit or examination and (c) the Administrative Agent shall not exercise such rights more often than two times during any calendar year at the Borrower’s expense.

SECTION 7.8 Payment of Taxes and Other Obligations. Pay and discharge, and cause each Material Subsidiary to pay and discharge, prior to delinquency (a) any and all material Indebtedness or obligations or (b) assessments and taxes, both real or personal, including without limitation, federal and state income taxes and state and local property taxes and assessments, except (i) in each case, such as the Borrower or any Material Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and for which the Borrower or the applicable Material Subsidiary has made provision, to the Administrative Agent’s reasonable satisfaction, for eventual payment thereof in the event the Borrower or any such Subsidiary is obligated to make such payment and (ii) in the case of clause (b), if the aggregate amount of such assessments and taxes to be paid is not material.

SECTION 7.9 Environmental Laws. In addition to and without limiting the generality of Section 7.4, (a) comply with, and ensure such compliance by all Material Subsidiaries, tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all Material Subsidiaries, tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete, and cause all Material Subsidiaries to conduct and complete, all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply, and cause all Material Subsidiaries to promptly comply, with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except, in each case of clauses (a) and (b), as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.10 Compliance with ERISA. In addition to and without limiting the generality of Section 7.4, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each Material Subsidiary to comply, with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Plans, (ii) not take any action or fail to take action, or cause any Material Subsidiary to take any action or fail to take action, the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate, or cause any Material Subsidiary to participate, in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate, and cause any Material Subsidiary to operate, each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, (b) notify the Administrative Agent upon the occurrence of a Termination Event and (c) furnish, and cause each Material Subsidiary to furnish, to the Administrative Agent upon the Administrative Agent’s request such additional information about any Plan as may be reasonably requested by the Administrative Agent.

SECTION 7.11 Maintenance of Material Contracts. Maintain, and cause each Material Subsidiary to maintain, in full force and effect, each Material Contract, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.12 Additional Material Non-TP Subsidiaries. Cause each entity that becomes a Material Non-TP Subsidiary after the Closing Date (whether by a Permitted Acquisition, statutory division, a written designation by the Borrower as described in the definition of “Material Subsidiary,” the failure to qualify as an Immaterial Subsidiary or otherwise) to (i) execute and deliver to the Administrative Agent, within 30 days of becoming a Material Non-TP Subsidiary (or such later date as may be approved by the Administrative Agent in its sole discretion), (A) an appropriate joinder to each of the Guaranty Agreement and the Security Agreement and (B) such other agreements, documents and legal opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent, (ii) promptly take such actions to create and perfect Liens on such Material Non-TP Subsidiary’s assets to secure the Secured Obligations as the Administrative Agent shall request, except as set forth in the Security Agreement and subject in any case to Permitted Encumbrances and (iii) cause such Material Non-TP Subsidiary to deliver simultaneously therewith documentation with respect to such Material Non-TP Subsidiary similar to the documentation required under Section 5.1 with respect to the Borrower as requested by the Administrative Agent (including, if requested, opinions of counsel).

SECTION 7.13 Use of Proceeds.

(a) Use the proceeds of the Term Loan to (i) refinance certain existing Indebtedness of the Borrower and its Subsidiaries, including, without limitation, the Existing Senior Unsecured Notes, (ii) to finance a portion of the purchase price for the Specified Acquisition and (iii) pay fees, commissions and expenses in connection with the Transactions.

(b) Use the proceeds of the Revolving Extensions of Credit (i) to finance a portion of the purchase price for the Specified Acquisition and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions and permitted dividends, distributions, redemptions and repurchases of Equity Interests).

(c) Use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Loans as permitted pursuant to Section 4.13, as applicable.

(d) Not request any Extension of Credit or Letter of Credit, and not use, and ensure that its Subsidiaries and its or their respective directors, officers, employees and agents do not use, the proceeds of any Extension of Credit or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.14 Compliance with Anti-Corruption Laws and Sanctions and Beneficial Ownership. (a) Maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) conduct and cause each of its Subsidiaries to conduct, its respective businesses in compliance in all material respects with all Anti-Corruption Laws, with all Anti-Money Laundering Laws and with all applicable Sanctions, and (c) notify the Administrative Agent and the Lenders of any change in its status as exempt from the reporting requirements of the Beneficial Ownership Regulation and, if applicable, deliver to the Administrative Agent or directly to the applicable Lender any additional information (including a Beneficial Ownership Certification necessary in order to comply with the Beneficial Ownership Regulation).

SECTION 7.15 Collateral; Further Assurances. As security for the Secured Obligations, from time to time take, and cause each Material Non-TP Subsidiary to take, such actions and execute and deliver, and cause each Material Non-TP Subsidiary to execute and deliver, such documents and instruments as the Administrative Agent shall require (other than Excluded Perfection Actions (as defined in the Security Agreement)) to ensure that the Administrative Agent shall have received currently effective Loan Documents (including Security Documents) pledging and granting security interests or other Liens reasonably acceptable to the Administrative Agent on substantially all of such Person’s tangible and intangible personal property and assets now owned or hereafter acquired, including all accounts, chattel paper, commercial tort claims, deposit accounts, licenses, contracts, documents, equipment, intellectual property and other general intangibles, instruments, inventory and other goods, securities accounts and other investment property and cash, and all products, profits and proceeds of the foregoing (each as defined in Article 9 of the UCC, where applicable), and including (i) 100% of the Equity Interests of all present and future direct Subsidiaries (other than Tax Preferred Subsidiaries of the type described in clauses (a) and (c) of the definition of Tax Preferred Subsidiary) of any Credit Party and (ii) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of all present and future direct Subsidiaries that are Tax Preferred Subsidiaries of the type described in clauses (a) and (c) of the definition of Tax Preferred Subsidiary, but excluding all Excluded Assets, in each case subject to no prior Lien or other encumbrance or restriction on transfer except as expressly permitted hereunder or under such Security Documents. All of the foregoing shall be evidenced by and subject to the terms of such Security Documents, financing statements, and other documents as the Administrative Agent shall reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.16 Post-Closing Obligations. The Borrower shall execute and deliver the documents, take the actions and complete the tasks, as applicable, set forth on Schedule 7.16, in each case within the applicable corresponding time limits specified on such schedule (or such later date as agreed to by the Administrative Agent in its sole discretion).

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower further covenants that until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower will not, and will not permit any of its Material Subsidiaries to:

SECTION 8.1 Indebtedness. Create, incur, assume or permit to exist any Indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than:

(a) Permitted Indebtedness;

(b) Indebtedness incurred pursuant to Cash Secured Credit Facilities in an aggregate outstanding amount not to exceed $35,000,000 at any time outstanding;

(c) [reserved]; and

(d) any other Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and listed on Schedule 8.1 and any refinancings, refundings, renewals or extensions thereof; provided, that: (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or contingent obligor with respect thereto is not changed, as a result of such refinancing, refunding, renewal or extension, (iii) the final maturity date and Weighted Average Life to Maturity of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to such Indebtedness prior to such refinancing, refunding, renewal or extension and (iv) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders, (B) no more restrictive on the Borrower and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension.

SECTION 8.2 Liens. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of its assets now owned or hereafter acquired, other than Permitted Encumbrances.

SECTION 8.3 Investments. Make any Investment in any Person other than Permitted Investments.

SECTION 8.4 Merger, Consolidation, Change of Business; Dispositions.

(a) Merge into or consolidate with any other entity, other than (i) mergers or consolidations of Subsidiaries into and with (x) the Borrower (with the Borrower as the surviving entity) or (y) another Subsidiary, including in either case in connection with Permitted Acquisitions and (ii) Permitted Acquisitions (provided, that, if any such Permitted Acquisition involves a merger with the Borrower, the Borrower shall be the surviving entity); provided, that, in each case any Subsidiary that is merging or consolidating is a Credit Party, the surviving entity shall be a Credit Party;

(b) Make any substantial change in the nature of the Borrower’s or the Material Subsidiaries’ businesses as conducted as of the Closing Date not reasonably related to such businesses as of the Closing Date;

(c) Consummate any Acquisition, other than a Permitted Acquisition; or

(d) Sell, lease, transfer, divide or otherwise dispose (each, a “Disposition”) of the Borrower’s or any Material Subsidiary’s assets, except:

(i) (x) Dispositions of obsolete, worn-out or surplus property in the ordinary course of business, (y) Dispositions constituting Restricted Payments permitted by Section 8.5 or (z) Dispositions constituting Investments permitted by Section 8.3.

(ii) non-exclusive licenses for the use of the intellectual property of such licensor and exclusive licenses of intellectual property rights so long as substantially all of the economic value of the intellectual property rights is retained by the licensor;

(iii) Dispositions by (A) a Material Subsidiary (other than a Credit Party) to any other Subsidiary; provided, that, in the case of a Disposition made to a Credit Party the consideration paid with respect to such Disposition shall not exceed the fair market value of the assets received (as determined by the board of directors of the Borrower) and (B) the Borrower or any other Credit Party to the Borrower or any other Credit Party;

(iv) Dispositions of Equity Interests in any Subsidiary in order to qualify members of the board of directors (or the equivalent governing body) of such Subsidiary if required by Applicable Law;

(v) involuntary Dispositions as a result of any loss of, damage to, or destruction of, or any condemnation or other taking for public use of, any property of such Person;

(vi) Dispositions of assets for at least fair market value (as determined by the board of directors of the Borrower or a duly constituted committee thereof having authority to act for the board of directors under the Borrower’s organizational documents and Applicable Law) so long as (i) the consideration received for any such Disposition shall be no less than seventy-five percent (75%) in cash and (ii) the net book value of all assets sold or otherwise disposed of after the Closing Date and during the term of this Agreement does not exceed $75,000,000 in the aggregate;

(vii) that any Subsidiary may be wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or a Credit Party, or, if such Subsidiary is not a Credit Party, to any other Subsidiary;

(viii) the Disposition of inventory in the ordinary course of business;

(ix) the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(x) the Disposition of any Hedge Agreement;

(xi) Dispositions of Investments in cash and Cash Equivalents;

(xii) to the extent constituting Dispositions, Permitted Encumbrances;

(xiii) Permitted Restructurings; and

(xiv) Dispositions of Subject Receivables prior to their stated due dates in connection with customary supply chain financing or other similar arrangements that provide for payment to the Borrower or one of its Material Subsidiaries prior to the date that such Subject Receivables would otherwise be due; provided, that, the aggregate book value of the Subject Receivables sold pursuant to this clause (xiv) in any Fiscal Year shall not exceed twenty percent (20.0%) of the book value of all accounts receivable of the Borrower and its Subsidiaries as of the immediately prior Fiscal Year end.

SECTION 8.5 Restricted Payments. Declare or pay any dividend or distribution either in cash, stock or any other property on any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any part of any class of the Borrower’s or any Subsidiary’s Equity Interests now or hereafter outstanding (all of the foregoing, “Restricted Payments”), other than, without duplication:

(a) dividends and distributions paid by Subsidiaries to the Borrower or another Subsidiary, including dividends payable in Qualified Equity Interests or rights to purchase Qualified Equity Interests of such Subsidiaries, provided, that, no such dividend or distribution shall be paid by any Credit Party to any Subsidiary that is not a Credit Party;

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) dividends payable solely in Qualified Equity Interests or rights to purchase Qualified Equity Interests, in each case, of the Borrower, (ii) cashless repurchases of Qualified Equity Interests of the Borrower deemed to occur upon exercise of stock options if any such Qualified Equity Interest represents a portion of the exercise price of such options and (iii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Equity Interests of the Borrower;

(c) other Restricted Payments; provided, that, after giving effect to any such Restricted Payment and any Indebtedness incurred in connection therewith on a Pro Forma Basis (i) no Default or Event of Default then exists or would result therefrom and (ii) (A) the Consolidated Net Leverage Ratio shall be no greater than 5.00 to 1.00 and (B) the Borrower shall be in compliance with the financial covenant set forth in Section 8.11 (in the case of each of clauses (A) and (B), determined based on the financial information received for the fiscal quarter most recently ended prior to the date of incurrence of such Indebtedness for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, Section 7.1(a) or Section 7.1(b), as applicable);

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed during the term of this Agreement the greater of (i) $120,000,000 and (ii) an amount equal to 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or Section 7.1(b) prior to such Restricted Payment; and

(e) Permitted Restructurings.

SECTION 8.6 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:

(i) transactions permitted by Sections 8.1, 8.3, 8.4 and 8.5;

(ii) transactions existing on the Closing Date and described on Schedule 8.6;

(iii) transactions solely among Credit Parties not prohibited hereunder;

(iv) other transactions in the ordinary course of business on terms as favorable as could reasonably be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower or a duly constituted committee thereof having authority to act for the board of directors (or such equivalent governing body) under the Borrower’s organizational documents and Applicable Law;

(v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers and employees in the ordinary course of business;

(vi) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Material Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and

(vii) Permitted Restructurings.

SECTION 8.7 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 8.8 Payments and Modifications of Subordinated Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder or would violate the subordination terms thereof.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness, except:

(i) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted hereunder and by any subordination provisions applicable thereto;

(ii) payments and prepayments of any Subordinated Indebtedness made solely with the proceeds of Qualified Equity Interests; and

(iii) the payment of principal interest, expenses and indemnities in respect of Subordinated Indebtedness to the extent such payments are not prohibited by any subordination provisions applicable thereto.

SECTION 8.9 No Further Negative Pledges.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to clause (b) or (c) of the definition of Permitted Indebtedness (provided, that, any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date, (iv) customary restrictions in connection with any Permitted Encumbrance or any document or instrument governing any Permitted Encumbrance (provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance and with respect to any Permitted Encumbrance of the type specified in clause (a) or (s) of the definition thereof, such Permitted Encumbrance (or the documentation or instrument governing such Permitted Encumbrance) does not restrict the Liens created by the Security Documents) and (v) obligations that are binding on a Material Subsidiary acquired after the Closing Date that are in effect at the time such Material Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary and are limited only to the property and assets of such Material Subsidiary.

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on its ability to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) obligations that are binding on a Material Subsidiary acquired after the Closing Date that are in effect at the time such Material Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary and are limited only to the property and assets of such Material Subsidiary and (D) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.4(d)) that limit the transfer of such Property pending the consummation of such sale.

(c) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on its ability to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to clause (b) or (c) of the definition of Permitted Indebtedness (provided, that, any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Encumbrance or any document or instrument governing any Permitted Encumbrance (provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance and with respect to any Permitted Encumbrance of the type specified in clause (a) or (s) of the definition thereof, such Permitted Encumbrance (or the documentation or instrument governing such Permitted Encumbrance) does not restrict the Liens created by the Security Documents), (E) obligations that are binding on a Material Subsidiary acquired after the Closing Date that are in effect at the time such Material Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary and are limited only to the property and assets of such Material Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.4(d)) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 8.10 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease Obligation, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Material Subsidiary has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Material Subsidiary or (b) which any Credit Party or any Material Subsidiary intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Material Subsidiary to another Person which is not another Credit Party or Material Subsidiary in connection with such lease.

SECTION 8.11 Financial Covenant.

(a) Consolidated Secured Net Leverage Ratio. Permit the Consolidated Secured Net Leverage Ratio as of the end of any fiscal quarter to be greater than 3.75 to 1.00 (the “Maximum Permitted Secured Net Leverage Ratio”), subject to Section 8.11(b).

(b) Leverage Ratio Increase. Upon the consummation of any Material Acquisition and upon written request of the Borrower, the Maximum Permitted Secured Net Leverage Ratio shall be increased to 4.25 to 1.00, which such increases shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Conditionality Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Conditionality Acquisition, for purposes of determining compliance on a Pro Forma Basis with Sections 8.11(a) and 8.11(b) on the LCA Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted

Acquisition is consummated (the increases described in clauses (i) and (ii) above, together, a “Leverage Ratio Increase”); provided, that: (1) there shall be no more than four Leverage Ratio Increases during the term of this Agreement and (2) there shall be at least two full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.

SECTION 8.12 Tax Preferred Subsidiary. Except in connection with a Permitted Restructuring, (a) cause an existing Subsidiary that is or was not a Tax Preferred Subsidiary to become a Tax Preferred Subsidiary, (b) engage in a transaction or series of transactions involving the transfer of one or more Tax Preferred Subsidiaries (or material assets of any such Tax Preferred Subsidiary), owned by the Borrower or by a Subsidiary Guarantor, that is not considered an entity described in clause (c) of the definition of Tax Preferred Subsidiary to a Domestic Subsidiary that qualifies as such, or (c) enter into one or more transactions having a substantially similar effect to the transactions described in this Section 8.12. Notwithstanding the foregoing, the foregoing covenant shall not apply to the Tax Preferred Subsidiaries listed on Schedule 8.12 attached hereto.

SECTION 8.13 [Reserved].

SECTION 8.14 Limitations Regarding Outbound Investment Rules. (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Loans and Reimbursement Obligations. The Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due (whether at maturity, by reason of acceleration or otherwise), or (ii) any interest, fees or other amounts payable under any of the Loan Documents within three (3) Business Days of when due.

(b) Misrepresentation. Any financial statement or certificate furnished to the Administrative Agent in connection with, or any representation or warranty made by the Borrower or any Subsidiary under this Agreement or any other Loan Document, shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2(a), 7.3(b), 7.4, 7.13, 7.14 or 7.15 or Article VIII.

(d) Default in Performance of Other Covenants and Conditions. Any default in the performance of or compliance with:

(i) any obligation, agreement or other provision contained in Section 7.12 and such default shall continue for a period of ten (10) days from the earlier of (A) the date the Borrower first knew of such default or (B) written notice thereof from the Administrative Agent; or

(ii) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b), (c) and (d)(i) above), and such default shall continue for a period of thirty (30) days from the earlier of (A) the date the Borrower first knew of such default or (B) written notice thereof from the Administrative Agent.

(e) Indebtedness Cross-Default. Any default in the payment or performance of any obligation (in each case, after giving effect to any applicable notice and/or cure periods), or any defined event of default (in each case, after giving effect to any applicable notice and/or cure periods), under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which the Borrower or any other Credit Party has incurred any debt or other liability to any Person relating to Indebtedness (other than Indebtedness hereunder) the principal amount outstanding (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is at least $50,000,000.

(f) Change in Control. The occurrence of a Change in Control.

(g) Insolvency; Bankruptcy Proceedings. The Borrower or any Material Subsidiary shall become insolvent; the Borrower or any Subsidiary shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due or admits in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; the Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under any Debtor Relief Laws, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or consent to, or fail to contest in a timely and appropriate manner any involuntary petition filed against it in bankruptcy or under any Debtor Relief Laws; or any involuntary petition or proceeding pursuant to any Debtor Relief Laws is filed or commenced against the Borrower or any Subsidiary, and such filing has not been stayed or dismissed within sixty (60) days after the filing thereof, or the Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or the Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against the Borrower or any Subsidiary by any court of competent jurisdiction under any Debtor Relief Laws.

(h) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances) on, or security interest in, any of the Collateral purported to be covered thereby having, in the aggregate, a value in excess of $2,000,000, in each case other than in accordance with the express terms hereof or thereof.

(i) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of $50,000,000, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $50,000,000.

(j) Judgment. The filing of a notice of judgment Lien against the Borrower or any Subsidiary, and such judgment Lien has not been released, as of record, within thirty (30) days after the filing thereof; or the recording of any abstract of judgment against the Borrower or any Subsidiary in any jurisdiction in which the Borrower or such Subsidiary has an interest in real property and such abstract of judgment has not been released, as of record, within thirty (30) days after the recording thereof; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of the Borrower or any Subsidiary which has not been released by the date that is thirty (30) days prior to the date such levy or attachment is to be made or enforced; or the entry of a judgment against the Borrower or any Subsidiary for the payment of money in excess of $50,000,000 (inclusive of amounts covered by insurance with respect to which the insurer has not disputed coverage therefor) which has not been released, discharged, bonded against, or stayed pending appeal within thirty (30) days after entry thereof; or the entry of a judgment against the Borrower or any Subsidiary which materially restricts the business operations of the Borrower or such Subsidiary, was not stayed pending an appeal immediately upon the entry thereof and which has not been reversed within thirty (30) days after the date of entry thereof.

(k) Subordination Terms. (i) Any of the Secured Obligations for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations, (ii) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Credit Party or any Subsidiary, shall assert any of the foregoing in writing.

SECTION 9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that, upon the occurrence of an Event of Default specified in Section 9.1(g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 9.3. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations, subject to the provisions of Section 4.14 and 4.15, shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and Secured Permitted Letter of Credit Issuer Documents, ratably among the Lenders, the Issuing Lenders, the Hedge Banks, the Permitted Letter of Credit Issuers and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements, Secured Permitted Letter of Credit Issuer Documents and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Permitted Letter of Credit Issuer or Hedge Bank, as the case may be following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each Cash Management Bank, Permitted Letter of Credit Issuer or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

SECTION 9.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the discretion of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2.

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 10.6 and 10.9 the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank, Permitted Letter of Credit Issuer or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles X and XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) None of the Administrative Agent, any Sustainability Coordinator or any Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, any Sustainability Coordinator or any Arranger, as applicable, and its Related Parties:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall have any duty or responsibility to disclose, or shall be liable for the failure to disclose, to any Lender or any Issuing Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, any Sustainability Coordinator, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement or Communication made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying or acting upon such statement or Communication. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent, Arrangers, Sustainability Coordinators and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, any Sustainability Coordinator or any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any Sustainability Coordinator or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Sustainability Coordinator or any Arranger to any Lender or each Issuing Lender as to any matter, including whether the Administrative Agent, any Sustainability Coordinator or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Lender represents to the Administrative Agent, the Sustainability Coordinators and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Sustainability Coordinator, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Sustainability Coordinator, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, sustainability coordinators, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 10.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank, Permitted Letter of Credit Issuer or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements, Secured Permitted Letter of

Credit Issuer Documents or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank, Permitted Letter of Credit Issuer or Hedge Bank have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 11.2; provided that any release of all or substantially all of the value of the Collateral shall be subject to Section 11.2(h);

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to clause (d) of the definition of Permitted Encumbrances; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; provided that the release of Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations shall be subject to Section 11.2(g).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 8.4(d) to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person; provided that such transaction is entered into for a bona fide business purpose (as determined in good faith by the Borrower) and, for the avoidance of doubt, not for the primary purpose of causing such release.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10.10 Secured Hedge Agreements, Secured Cash Management Agreements and Secured Permitted Letter of Credit Issuer Documents. No Cash Management Bank, Permitted Letter of Credit Issuer or Hedge Bank that obtains the benefits of Section 9.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements, Secured Hedge Agreements and Secured Permitted Letter of Credit Issuer Documents, unless the Administrative Agent has received written notice of such Secured Cash Management Agreements, Secured Hedge Agreements and Secured Permitted Letter of Credit Issuer Documents, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Permitted Letter of Credit Issuer or Hedge Bank, as the case may be; provided, that, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements, Secured Hedge Agreements and Secured Permitted Letter of Credit Issuer Documents in connection with a release of Liens described in Section 10.9(a)(i)(A).

SECTION 10.11 Erroneous Payments.

(a) Each Lender, each Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Revolving Credit Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or any Issuing Lender, the termination of the Revolving Credit Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 10.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

KORN FERRY

1900 Avenue of the Stars, Suite 1225

Los Angeles, California 90067

Attention of: Andrew M. Katz, Senior Vice President, Corporate Tax and Treasury

Telephone No.: (310) 226-2688

E-mail: andy.katz@kornferry.com

With copies to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention of: Cromwell Montgomery

Telephone No.: (213) 229-7078

If to the Administrative Agent:

Administrative Agent’s Office:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2706

Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

With copies to:

Wells Fargo Bank, National Association

1800 Century Park E, 12th Floor

Los Angeles, CA 90067-2113

Attention of: Michael Kim

Telephone No.: (310) 431-1026

E-mail: Michael.Kim@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.1(b) below, shall be effective as provided in Section 11.1(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion), provided, that, the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that, no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Revolving Credit Lenders or Required Term Lenders, as the case may be, amend, modify or waive (i) Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders or Term Lenders, as the case may be, (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Term Loans, Revolving Credit Loans or issuance of Letters of Credit) to make Term Loans or Revolving Credit Loans, as the case may be, when such Term Lenders or Revolving Credit Lenders, as the case may be, would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit;

(b) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (ix) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to (i) waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default, (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder, or (iii) modify the ESG Pricing Provisions in the manner contemplated by Section 4.16(a);

(e) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 11.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” “Required Term Lenders” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(g) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement, without the written consent of each Lender;

(h) release or subordinate all or substantially all of the value of the Collateral or release or subordinate any Security Document or any Lien created thereby (other than as authorized in Section 10.9 (as in effect on the Closing Date)) which would have the effect of releasing or subordinating all or substantially all of the value of the Collateral without the written consent of each Lender; or

(i) (i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any such Obligations or (ii) subordinate the Liens securing any Obligations in a disproportionate and adverse manner relative to the effect on the Liens of any other holder of the Obligations, in each case of clause (i) and (ii) without the consent of each of the Lenders directly and adversely affected thereby;

provided further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 11.25 hereof; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided, that, a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver; (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision; (vii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Issuing Lender that may issue Letters of Credit in an Alternative Currency, amend Sections 1.11 or 1.14 or the definitions of “Alternative Currency”, “Currency”, “Eligible Currency” or “Permitted Currency”; (viii) the Administrative Agent, the Borrower and each Issuing Lender that may issue Letters of Credit in an Alternative Currency, may, without the consent of any other Lender or Issuing Lender make such changes as may be necessary to incorporate provisions with respect to the issuance of Letters of Credit in any Alternative Currency approved by such Issuing Lenders; (ix) Schedule 2.1C may be amended to reflect any updates to the L/C Commitments, as permitted pursuant to this Agreement; (x) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement and/or Conforming Changes or otherwise effectuate the terms of Section 4.8(d) in accordance with the terms of Section 4.8(d), (xi) the Administrative Agent shall have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, so long as, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective and (xii) in order to implement an ESG Amendment in accordance with Section 4.16(a), this Agreement may be amended (or amended and restated) for such purpose (but solely to the extent necessary to implement an ESG Amendment in accordance with Section 4.16(a)) by the Borrower, the Administrative Agent and the Required Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment or Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of such Lender, to (x) amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this

Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Loans to share ratably in the benefits of this Agreement and the other Loan Documents, and (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Commitments, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Loans, as applicable, in any determination of (i) Required Lenders, Required Term Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided, that, no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, in each case, without the written consent of such affected Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and, if reasonably necessary, one local counsel for the Administrative Agent in each relevant jurisdiction and one specialty counsel for the Administrative Agent in each relevant specialty (and, solely in the case of an actual or potential conflict of interest of any of the foregoing counsel, one additional primary, local or specialty counsel, as the case may be, to the affected Persons similarly situated and taken as a whole)), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including, without limitation, reasonable and documented fees and expenses of one primary counsel for the Administrative Agent, the Lenders and the Issuing Lenders (taken as a whole) and, if reasonably necessary, one local counsel for the Administrative Agent, the Lenders and the Issuing Lenders (taken as a whole) in each relevant jurisdiction and one specialty counsel for the Administrative Agent, the Lenders and the Issuing Lenders (taken as a whole) in each relevant specialty (and, solely in the case of an actual or potential conflict of interest, one additional primary, local or specialty counsel, as the case may be, to the affected Persons similarly situated and taken as a whole)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. This Section 11.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Indemnification by the Borrower. The Credit Parties shall, jointly and severally, indemnify each Arranger, the Administrative Agent (and any sub-agent thereof), each Sustainability Coordinator, each Lender and each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable fees, disbursements, settlement costs and other charges of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one primary counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and a single specialty counsel for all Indemnitees (taken as a whole) with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary, local or specialty counsel, as the case may be, to the affected Indemnitees similarly situated and taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions) (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of any toxic or hazardous waste or substance on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable and documented attorneys and consultant’s fees; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that, with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving

Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing

Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its Affiliates’) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

SECTION 11.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.9(b), (ii) by way of participation in accordance with the provisions of Section 11.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.9(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Credit Facility and/or the Loans at the time owing to it (in each case under any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.9(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 11.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and/or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.9(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided, that: (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9(d) (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that: (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.9(b); provided, that, such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under Section 11.9(b); and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 of the United States Treasury Regulations or as otherwise required by applicable Tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, each Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, each Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, each Issuing lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, each Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement, Secured Cash Management Agreement or Secured Permitted Letter of Credit Issuer Document,

or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement, Secured Cash Management Agreement or Secured Permitted Letter of Credit Issuer Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided, that, in the case of information received from a Credit Party or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (i) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws. The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit or drawing under a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Integration; Effectiveness. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender, the Sustainability Coordinators and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Electronic Execution; Electronic Records; Counterparts. This Agreement, any other Loan Document, and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties, the Administrative Agent, and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity, and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the Swingline Lender, or any Issuing Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent, the Swingline Lender, and/or any Issuing Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party, the Administrative Agent and/or any other Lender Party without further verification, and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Administrative Agent, the Swingline Lender, or any Issuing Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the Swingline Lender’s or any Issuing Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Each of the Administrative Agent, the Swingline Lender, and each Issuing Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Credit Parties, the Administrative Agent, and each Lender Party hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (b) any claim against the Administrative Agent and each other Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. Each party hereto acknowledges, represents and warrants to the other parties hereto that it has the corporate or other organizational capacity to execute and deliver this Agreement and any other Communication through electronic means as provided for herein and there are no restrictions or other limitations on doing so in such party’s Organizational Documents.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the applicable Issuing Lender and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA PATRIOT Act; Anti-Money Laundering Laws. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.

SECTION 11.20 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sustainability Coordinators, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Sustainability Coordinators, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii)

none of the Administrative Agent, the Sustainability Coordinators, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Sustainability Coordinator, any Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Sustainability Coordinators, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers, the Sustainability Coordinators and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Sustainability Coordinators, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Sustainability Coordinators, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, each Sustainability Coordinator, each Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Sustainability Coordinator, Arranger or Affiliate thereof were not a Lender, Sustainability Coordinator or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, each Sustainability Coordinator, each Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 11.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that, any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 11.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.26 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

KORN FERRY,
as Borrower

By:	/s/ Andrew M. Katz
Name:	Andrew M. Katz
Title:	Assistant Treasurer

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Michael Kim
Name:	Michael Kim
Title:	Managing Director

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Lender

By:	/s/ Richard Kim
Name:	Richard Kim
Title:	Senior Vice President

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

CITY NATIONAL BANK, as Lender

By:	/s/ Mac Moore
Name:	Mac Moore
Title:	Vice President

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Tatiana Renko
Name:	Tatiana Renko
Title:	Managing Director

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Peyman Parhami
Name:	Peyman Parhami
Title:	Senior Vice President

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

BMO BANK, N.A., as Lender

By:	/s/ Shikha Rehman
Name:	Shikha Rehman
Title:	Director

Korn Ferry

Amended and Restated Credit Agreement

Signature Page

CITIBANK, N.A., as Lender

By:	/s/ Lawrence Martin
Name:	Lawrence Martin
Title:	Managing Director

Korn Ferry

Amended and Restated Credit Agreement

Signature Page